            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 30, 2001

                                  $700,000,000

                               [JOHN DEERE LOGO]

                                Deere & Company

                     6.95% Global Notes due April 25, 2014

                                  -----------

    We will pay interest on the Notes each April 25 and October 25. The first interest payment will be made on October 25, 2002. The Notes will mature on April 25, 2014. We may not redeem the Notes prior to their maturity on April 25, 2014, unless certain events occur involving United States taxation. There is no sinking fund for the Notes.

    The Notes rank equally with all of our unsecured and unsubordinated indebtedness.

    We have made application to list the Notes on the Luxembourg Stock Exchange.

                                                                       Underwriting
                                                         Price to      Discounts and    Proceeds to
                                                         Public(1)      Commissions      Deere(1)
                                                       -------------   -------------   -------------
Per Note.............................................     99.901%         0.500%          99.401%
Total................................................  $699,307,000     $3,500,000     $695,807,000

(1) Plus accrued interest, if any, from April 17, 2002.

    Delivery of the Notes in book-entry form only will be made on or about April 17, 2002.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          Joint Book-Running Managers

Credit Suisse First Boston                              Deutsche Bank Securities

                                  -----------

Banc of America Securities LLC                  JPMorgan                             Merrill Lynch & Co.
RBC Capital Markets                                                                 Salomon Smith Barney

BNP PARIBAS                         Banc One Capital Markets, Inc.            BNY Capital Markets, Inc.
Mellon Financial Markets, LLC                                                              TD Securities

Banco Bilbao Vizcaya Argentaria        Mizuho International plc                         Tokyo-Mitsubishi
                                                                                      International plc
UBS Warburg                            U.S. Bancorp Piper Jaffray                    Wachovia Securities

           The date of this prospectus supplement is April 10, 2002.

                                 --------------

                               TABLE OF CONTENTS

                                         PAGE
        PROSPECTUS SUPPLEMENT          --------
INCORPORATION BY REFERENCE...........     S-3
DIRECTORS AND PRINCIPAL EXECUTIVE
  OFFICERS OF DEERE..................     S-4
SELECTED FINANCIAL DATA..............     S-5
USE OF PROCEEDS......................     S-6
RECENT DEVELOPMENTS..................     S-6
CAPITALIZATION.......................     S-7
DESCRIPTION OF THE NOTES.............     S-8
CERTAIN EUROPEAN UNION TAX
  PROPOSALS..........................    S-14
CERTAIN UNITED STATES TAX
  DOCUMENTATION REQUIREMENTS.........    S-14
UNITED STATES TAXATION...............    S-15
UNDERWRITING.........................    S-18
NOTICE TO CANADIAN RESIDENTS.........    S-20
LEGAL OPINIONS.......................    S-22
GENERAL INFORMATION..................    S-22

                                         PAGE
             PROSPECTUS                --------
WHERE YOU CAN FIND MORE
  INFORMATION........................       2
DEERE & COMPANY......................       3
JOHN DEERE B.V.......................       3
USE OF PROCEEDS......................       3
PROSPECTUS...........................       4
PROSPECTUS SUPPLEMENT................       5
DESCRIPTION OF DEBT SECURITIES.......       6
DESCRIPTION OF DEBT WARRANTS.........      27
DESCRIPTION OF PREFERRED STOCK.......      29
DESCRIPTION OF DEPOSITARY SHARES.....      33
DESCRIPTION OF COMMON STOCK..........      36
DESCRIPTION OF COMMON WARRANTS.......      37
DESCRIPTION OF CURRENCY WARRANTS.....      40
DESCRIPTION OF INDEXED WARRANTS
  AND OTHER WARRANTS.................      44
DESCRIPTION OF OUTSTANDING CAPITAL
  STOCK..............................      47
PLAN OF DISTRIBUTION.................      50
LEGAL OPINIONS.......................      50
EXPERTS..............................      50

                                 --------------

    IN MAKING YOUR INVESTMENT DECISION, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. IF YOU RECEIVE ANY UNAUTHORIZED INFORMATION, YOU MUST NOT RELY ON IT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN ITS RESPECTIVE DATE.

    DEERE & COMPANY ("WE" OR "DEERE") IS OFFERING TO SELL THE NOTES ONLY IN PLACES WHERE OFFERS AND SALES ARE PERMITTED. ACCORDINGLY, THIS PROSPECTUS SUPPLEMENT WITH THE ACCOMPANYING PROSPECTUS IS NOT AN OFFER TO SELL THE NOTES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THE NOTES, IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED OR WHERE THE PERSON MAKING THE OFFER OR SALE IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS NOT PERMITTED TO MAKE THE PARTICULAR OFFER OR SALE.

    This prospectus supplement and the accompanying prospectus include information provided in order to comply with the rules governing the listing of securities on the Luxembourg Stock Exchange. We are responsible for the accuracy and completeness of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We confirm, after reasonable inquiry, that this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein include all information regarding us and the terms of the Notes that is material to investors in the Notes, that this information is true and accurate in all material respects and is not misleading in any material respect and that, to the best of our knowledge and belief, we have not omitted any other fact that would make any statement included or incorporated by reference in this prospectus supplement or the accompanying prospectus misleading in any material respect.

    The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document or the accompanying prospectus.

    OFFERS AND SALES OF THE NOTES ARE SUBJECT TO RESTRICTIONS IN RELATION TO THE UNITED KINGDOM, GERMANY, THE NETHERLANDS, JAPAN AND CANADA, DETAILS OF WHICH ARE SET OUT IN "UNDERWRITING" AND "NOTICE TO CANADIAN RESIDENTS" BELOW. THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS AND THE OFFERING OF THE NOTES IN CERTAIN OTHER JURISDICTIONS MAY ALSO BE RESTRICTED BY LAW. IF YOU POSSESS THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, YOU SHOULD FIND OUT ABOUT AND OBSERVE ALL OF THESE RESTRICTIONS.

                           INCORPORATION BY REFERENCE

    We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http:// www.sec.gov. Some of our debt securities are listed on the New York Stock Exchange and information about us also is available at this location.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Later information that we file with the SEC will automatically update and supersede this information. As of the date of this prospectus supplement, we incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the Notes has been completed.

    - Annual Report on Form 10-K for the year ended October 31, 2001.

    - Quarterly Report on Form 10-Q for the quarter ended January 31, 2002.

    - Current Reports on Form 8-K dated November 13, 2001, November 20, 2001, December 4, 2001, January 4, 2002, February 5, 2002, February 12, 2002, March 5, 2002 and April 5, 2002 and on Form 8-K/A dated November 20, 2001.

    You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

    Deere & Company
    One John Deere Place
    Moline, Illinois 61265-8098
    Attn: Corporate Secretary
    (309) 765-5799

              DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS OF DEERE

Robert W. Lane                             Nathan J. Jones
Director, Chairman and                     Senior Vice President, Finance and
Chief Executive Officer                    Accounting, and Chief Financial Officer

Sam R. Allen                               Arthur L. Kelly
Senior Vice President, Global Human        Director
Resources and Industrial Relations
                                           Pierre E. Leroy
John R. Block                              President, Worldwide Construction &
Director                                   Forestry Division & Deere Power
                                           Systems Group
Crandall C. Bowles
Director                                   Antonio Madero B.
                                           Director
T. Kevin Dunnigan
Director                                   H. J. Markley
                                           President, Worldwide Agricultural
David C. Everitt                           Equipment Division-North America, East
President, Worldwide Agricultural          Asia & Australia and Global Tractor and
Equipment Division-Europe, Africa &        Implement Sourcing
South America and Global Harvesting
Equipment Sourcing                         Michael P. Orr
                                           President, Financial Services
Leonard A. Hadley
Director                                   Thomas H. Patrick
                                           Director
Dipak C. Jain
Director                                   David M. Purvis
                                           Senior Vice President and
James R. Jenkins                           Chief Technology Officer
Senior Vice President and
General Counsel                            John R. Walter
                                           Director
John J. Jenkins
President, Worldwide Commercial &
Consumer Equipment Division

All of the officers listed above are full-time employees of Deere.

                            SELECTED FINANCIAL DATA

    The following are selected financial data of us and our consolidated subsidiaries. Results for the fiscal years 1997 through 2001 and as of the end of each such fiscal year are derived from our audited financial statements and the related notes. Results for the three-month periods ended January 31, 2002 and 2001 are unaudited but include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of the results of operations for these periods. Results for the three months ended January 31, 2002 are not necessarily indicative of the results that may be expected for the full year. This summary should be read in conjunction with the detailed information and consolidated financial statements, including notes thereto, and management's discussion and analysis in the documents incorporated herein by reference. See "Where You Can Find More Information" in the accompanying prospectus.

                              THREE MONTHS ENDED
                                  JANUARY 31,                         YEAR ENDED OCTOBER 31,
                             ---------------------   ---------------------------------------------------------
                               2002        2001        2001        2000        1999        1998        1997
                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                  (UNAUDITED)
                                                           (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
  Net sales................  $ 1,937.5   $ 2,143.0   $11,077.4   $11,168.6   $ 9,701.2   $11,925.8   $11,081.7
  Total net sales and
    revenues...............    2,522.1     2,705.1    13,292.9    13,136.8    11,750.9    13,821.5    12,791.4
  Cost of sales............    1,678.6     1,720.4     9,376.4     8,936.1     8,177.5     9,233.7     8,481.1
  Total costs and
    expenses...............    2,575.6     2,612.6    13,317.7    12,359.3    11,385.8    12,261.5    11,284.3
  Income (loss) before
    income taxes...........      (53.5)       92.5       (24.8)      777.5       365.1     1,560.0     1,507.1
  Net income (loss)........      (38.1)       56.4       (64.0)      485.5       239.2     1,021.4       960.1
  Net income (loss) per
    share--basic...........       (.16)        .24        (.27)       2.07        1.03        4.20        3.78
  Net income (loss) per
    share--diluted.........       (.16)        .24        (.27)       2.06        1.02        4.16        3.74

BALANCE SHEET DATA (AT END
  OF PERIOD):
  Total assets.............  $22,406.2   $20,743.3   $22,663.1   $20,469.4   $17,578.2   $18,001.5   $16,319.8
  Trade accounts and notes
    receivable--net........    2,678.6     3,440.8     2,922.5     3,169.2     3,251.1     4,059.2     3,333.8
  Financing
    receivables--net.......    7,635.6     7,426.0     9,198.9     8,275.7     6,742.6     6,332.7     6,404.7
  Equipment on operating
    leases--net............    1,817.1     1,924.7     1,939.3     1,954.4     1,654.7     1,209.2       774.6
  Inventories..............    1,830.7     2,185.8     1,505.7     1,552.9     1,294.3     1,286.7     1,072.7
  Property and equipment--
    net....................    2,016.1     1,912.2     2,052.3     1,912.4     1,782.3     1,700.3     1,524.1

  Short-term borrowings:
    Equipment Operations...      785.5     1,700.0       773.4       927.5       642.2     1,512.4       171.1
    Financial Services.....    5,670.3     3,860.8     5,425.1     4,831.1     3,846.0     3,809.7     3,603.5
      Total................    6,455.9     5,560.9     6,198.5     5,758.5     4,488.2     5,322.1     3,774.6

  Long-term borrowings:
    Equipment Operations...    2,202.9     1,667.8     2,210.2     1,717.7     1,036.1       552.9       539.9
    Financial Services.....    4,204.5     3,797.3     4,350.5     3,046.7     2,770.1     2,238.8     2,082.9
      Total................    6,407.4     5,465.1     6,560.7     4,764.3     3,806.2     2,791.7     2,622.8
  Total stockholders'
    equity.................    3,942.4     4,321.9     3,992.2     4,301.9     4,094.3     4,079.8     4,147.2

RATIO OF EARNINGS TO FIXED
  CHARGES(1)...............         --        1.45          --        2.12        1.65        3.93        4.48

                                                      FOOTNOTE ON FOLLOWING PAGE

(1) The computation of the ratio of earnings to fixed charges is based on applicable amounts of Deere and its consolidated subsidiaries plus dividends received from less-than-fifty percent owned affiliates. Earnings consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges excluding capitalized interest. Fixed charges consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense that is deemed to be representative of the interest factor, and capitalized interest. For the first quarter of 2002 and the year ended October 31, 2001, earnings available for fixed charges coverage were $53 million and $24 million less, respectively, than the amount required for a ratio of earnings to fixed charges of 1.0.

                                USE OF PROCEEDS

    We expect to use the net proceeds from the sale of the Notes to enhance our liquidity position, to give us the capacity to reduce the commercial paper borrowings of Deere and its subsidiaries and for other general corporate purposes. On March 31, 2002, Deere and its subsidiaries had outstanding $2,426.6 million of commercial paper. This commercial paper bore interest at discount rates ranging from 1.58% to 4.86% per annum and had a weighted average maturity of 25.4 days.

                              RECENT DEVELOPMENTS

    The short-term and long-term debt ratings assigned to Deere's debt securities by Moody's Investors Service, Inc., Standard & Poor's and Fitch Ratings are investment grade ratings. On March 11, 2002, Standard & Poor's placed its A long-term and A-1 short-term ratings on Deere's debt securities on CreditWatch with negative implications. On February 15, 2002, Moody's lowered Deere's long-term and short-term debt ratings to A3 and Prime-2, respectively, from A2 and Prime-1. Moody's assigned a stable outlook as part of this rating action. On September 28, 2001, Fitch Ratings placed a negative outlook on its A long-term and F1 short-term ratings on Deere's debt securities.

                                 CAPITALIZATION

    The following table sets forth our consolidated capitalization at January 31, 2002 on an historical basis, and as adjusted to give effect to our sale of the Notes offered hereby.

                                                                AT JANUARY 31, 2002
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
                                                                   (IN MILLIONS)
SHORT-TERM DEBT
  EQUIPMENT OPERATIONS
    Commercial paper and other..............................  $   757.0    $   757.0
    Current maturities of long-term borrowings..............       28.6         28.6

  FINANCIAL SERVICES
    Commercial paper and other(1)...........................    2,765.8      2,765.8
    Current maturities of long-term borrowings..............    2,904.5      2,904.5
                                                              ---------    ---------
      Total short-term debt.................................  $ 6,455.9    $ 6,455.9
                                                              =========    =========

LONG-TERM DEBT (EXCLUDING CURRENT MATURITIES)
  EQUIPMENT OPERATIONS
    Long-term debt..........................................  $ 2,202.9    $ 2,202.9
    Notes offered hereby....................................         --        700.0

  FINANCIAL SERVICES
    Long-term debt(1).......................................    4,204.5      4,204.5
                                                              ---------    ---------
      Total long-term debt..................................    6,407.4      7,107.4
                                                              ---------    ---------

STOCKHOLDERS' EQUITY
  Common stock, $1 par value (268,215,602 shares issued at
    January 31, 2002).......................................    1,947.7      1,947.7
  Common stock in treasury..................................   (1,382.7)    (1,382.7)
  Unamortized restricted stock compensation.................      (17.8)       (17.8)
  Retained earnings.........................................    3,734.9      3,734.9
  Accumulated other comprehensive income (loss).............     (339.7)      (339.7)
                                                              ---------    ---------

      Total stockholders' equity............................    3,942.4      3,942.4
                                                              ---------    ---------

        Total capitalization................................  $10,349.8    $11,049.8
                                                              =========    =========

--------------

(1) In March 2002, our subsidiary, John Deere Capital Corporation, sold
    $1.5 billion of its 7% Global Notes due March 15, 2012 and it expects to use the net proceeds to reduce its U.S. commercial paper.

                                 --------------

    Except as set forth herein or in the documents incorporated by reference herein, there has been no material change in our consolidated capitalization since January 31, 2002.

                            DESCRIPTION OF THE NOTES

    The Notes will be senior debt issued under the Indenture dated as of October 1, 1998 (the "Senior Indenture") between us and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), Senior Trustee. Information about the Senior Indenture and the general terms and provisions of the Notes is in the accompanying prospectus under "Description of Debt Securities".

    We may, without the consent of the Note holders, issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as the Notes. Any such additional debt securities and the Notes will constitute a single series under the Senior Indenture. No additional debt securities may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

    In the accompanying prospectus, there is a section called "Description of Debt Securities--Defeasance". This section has provisions on the defeasance and covenant defeasance of securities issued under the Senior Indenture. These provisions will apply to the Notes.

    The Notes will be issued only in book-entry form as one or more Notes deposited with the Senior Trustee as custodian for, and registered in the name of the nominee of, The Depository Trust Company ("DTC"), as depositary, which, in the case of Notes sold to investors outside the United States, will be for the accounts of Euroclear and Clearstream Luxembourg. Beneficial interests in book-entry Notes will be shown on, and transfers of the Notes will be made only through, records maintained by DTC and its participants. See "Book Entry, Delivery and Form" below and "Description of Debt Securities --Global Securities" in the accompanying prospectus.

PAYMENT OF PRINCIPAL AND INTEREST

    The Notes will mature on April 25, 2014.

    The interest rate on the Notes will be 6.95% per annum. We will pay interest in arrears on April 25 and October 25 of each year, beginning October 25, 2002. Interest will accrue from April 17, 2002 or from the most recent interest payment date to which we have paid or provided for the payment of interest to the next interest payment date or the scheduled maturity date, as the case may be. We will pay interest computed on the basis of a 360-day year of twelve 30-day months.

    We will pay interest on the Notes on any interest payment date in immediately available funds to the persons in whose names the Notes are registered at the close of business on the 15th day preceding that particular interest payment date. At maturity or any earlier redemption, we will pay the principal of (and, in the case of any earlier redemption, any accrued interest on) the Notes in immediately available funds upon delivery of the Notes to the Senior Trustee.

    If an interest payment date or the maturity or an earlier redemption date is not a "business day", we will pay interest or principal, as the case may be, on the next succeeding business day, but will not pay additional interest. The term "business day" means any day other than a Saturday or Sunday or a day on which applicable law authorizes or requires banking institutions in The City of New York to close.

REDEMPTION

    The Notes are not subject to redemption prior to maturity unless certain events occur involving United States taxation. If any of these special tax events do occur, we may, at our option, redeem the Notes, in whole but not in part, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See "Redemption for Tax Reasons" below.

    The Note holders will not have the right to require us to redeem the Notes before their scheduled maturity. We will not make any sinking fund payments.

PAYMENT OF ADDITIONAL AMOUNTS

    We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes, such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the Notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority therein imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable, provided, however, that the foregoing obligation to pay additional amounts will not apply:

    (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, partner, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

       (a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

       (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

       (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid U.S. federal income tax;

       (d) being or having been a "10-percent shareholder" of ours as defined in
           Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended, or any successor provision; or

       (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

    (2) to any holder that is not the sole beneficial owner of a Note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount, had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

    (3) to any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States, or otherwise with respect to the status, of the holder or beneficial owner of such Note (or any beneficiary, settlor, beneficial owner or member thereof), if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party, or by any official interpretation or ruling promulgated pursuant to any of the foregoing, as a precondition to exemption from such tax, assessment or other governmental charge;

    (4) to any tax, assessment or other governmental charge that is imposed, other than by withholding by us or a paying agent, from the payment;

    (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the payment becomes due or is duly provided for, whichever occurs later;

    (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

    (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or

    (8) in the case of any combination of items (1), (2), (3), (4), (5), (6) and
        (7).

    The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts", and under the heading "Redemption for Tax Reasons", we will not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein due and owing with respect to the Notes. In this regard, holders should be aware that the European Union is currently considering proposals for a new directive regarding the taxation of savings income as described below under "Certain European Union Tax Proposals". In the event that such European Union directive were adopted and a withholding tax were imposed thereunder, we will have no obligation to pay any additional amounts in respect of such tax or to indemnify a holder for such tax.

    As used under this heading "Payment of Additional Amounts", and under the headings "Redemption for Tax Reasons", "Certain United States Tax Documentation Requirements" and "United States Taxation", the terms "United States" and "U.S." mean the United States of America (including the states and the District of Columbia) and the term "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership (or any other entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), any estate, the income of which is subject to U.S. federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons, will also be United States persons. "Non-United States person" means a person who is not a United States person.

REDEMPTION FOR TAX REASONS

    If:

    (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, an official position regarding the application or interpretation of these laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or will become obligated to pay additional amounts with respect to the Notes as described herein under the heading "Payment of Additional Amounts" or

    (b) any act is taken by a taxing authority of the United States on or after the date of this prospectus supplement, whether or not such act is taken with respect to us or our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may, at our option, redeem, as a whole, but not in part, the Notes on not less than 30 nor more than 60 days' prior written notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption, except that we will pay interest due on any interest payment date that occurs on or before a redemption date to the registered holders on the record date preceding that particular interest payment date.

    No redemption pursuant to (b) above may be made unless we have received a written opinion of independent counsel selected by us to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described herein under the heading "Payment of Additional Amounts" and we have delivered to the Senior Trustee a certificate, signed by a duly authorized officer, stating that, based on such opinion, we are entitled to redeem the Notes pursuant to their terms.

BOOK ENTRY, DELIVERY AND FORM

    The Notes will be issued in one or more fully registered global securities which will be deposited with, or on behalf of, DTC, New York, New York and registered in the name of Cede & Co., DTC's nominee. We will not issue Notes in certificated form except under certain limited circumstances described in the accompanying prospectus. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC (the "DTC participants"). Investors may elect to hold interests in the global securities through either DTC (in the United States), or Clearstream Banking societe anonyme ("Clearstream Luxembourg"), or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Reference is made to "Description of Debt Securities--Global Securities" in the accompanying prospectus.

    Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold these interests in customers' securities accounts in the depositaries' names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg, and JPMorgan Chase Bank acts as U.S. depositary for Euroclear (each, a "U.S. depositary"). Beneficial interests in the global securities will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below or in the accompanying prospectus, the global securities may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream participants") and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters in this offering or their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.

    Distributions with respect to Notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

    Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear participants") and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the "Euroclear operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters in this offering or their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

    Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of, or relationship with, persons holding through Euroclear participants.

    Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

    In the event certificated Notes are issued in the limited circumstances described in the accompanying prospectus, the holders of certificated Notes will be able to receive payments of principal of and interest on their Notes at the office of the paying agent maintained in the Borough of Manhattan, and, if the Notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg. Payment of principal of a certificated Note may be made only against surrender of the Note to one of the paying agents. We have the option, however, of making payments of interest on certificated Notes on an interest payment date by mailing checks to the address of the holder appearing in the security register maintained by the registrar.

    The paying agent in the Borough of Manhattan is currently the corporate trust office of JPMorgan Chase Bank, located at 450 West 33rd Street, New York, New York 10001. The paying agent and transfer agent in Luxembourg is J.P. Morgan Bank Luxembourg S.A., currently located at 5, Rue Plaetis, L-2338 Luxembourg, Grand Duche de Luxembourg. Any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "Notices" below. We may appoint a co-paying agent in another European jurisdiction.

    In the event certificated Notes are issued, the holders of certificated Notes will be able to transfer their Notes, in whole or in part, by surrendering the Notes for registration of transfer at the office of JPMorgan Chase Bank and, so long as Notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to us and the securities registrar. A form of such instrument of transfer will be obtainable at the offices of JPMorgan Chase Bank and the Luxembourg paying agent. Upon surrender, we will execute, and the Senior Trustee will authenticate and deliver, new Notes to the designated transferee in the amount being transferred, and a new Note for any amount not being transferred will be issued to the transferor. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other government charge payable in connection with the transfer. Any certificated Notes will be issued in denominations of $1,000 and amounts that are multiples of $1,000.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same Day Funds Settlement System. Secondary market trading between Clearstream participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected within DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes at DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

    Because of time-zone differences, credits of Notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. These credits, or any transactions in the Notes settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received at Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement at DTC.

    Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

GOVERNING LAW

    The Notes will be governed by and construed in accordance with the laws of the State of New York.

NOTICES

    Notices to holders of the Notes will be made by first-class mail, postage prepaid, to the addresses that appear on the security register maintained by the registrar. So long as the Notes are listed on the Luxembourg Stock Exchange, notices will also be made by publication in an authorized newspaper in Luxembourg, which is expected to be the LUXEMBURGER WORT. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

                      CERTAIN EUROPEAN UNION TAX PROPOSALS

    The European Union recently issued another proposal for a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that a member state of the EU will be required to provide to the tax authorities of another member state details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states to opt instead for a withholding system for a transitional period in relation to such payments. This new proposal is not in final form and it is not certain when or whether it will be implemented.

              CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

    A beneficial owner of a Note who is not a United States person (a "non-United States holder") will generally be subject to United States federal withholding tax of 30% on payments of interest on the Notes unless one of the following steps is taken to obtain an exemption from or reduction of the tax:

    EXEMPTION OR REDUCED RATE FOR NON-UNITED STATES HOLDERS, OTHER THAN NON-UNITED STATES HOLDERS THAT CONDUCT A TRADE OR BUSINESS IN THE UNITED STATES TO WHICH INTEREST ON THE NOTES IS EFFECTIVELY CONNECTED (IRS FORM W-8BEN). A non-United States holder can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-8BEN, provided that either (i) it is entitled to the benefits of an income tax treaty to which the United States is a party (which treaty exempts interest on the Notes received by it from United States withholding tax) or (ii) it is not related to Deere through stock ownership as described in clauses (x)(a) and (b) of Paragraph (i) under "United States Taxation--Non-United States Holders". In addition, a non-United States partnership holding a Note will be required to provide an IRS Form W-8IMY and, unless it has entered into a withholding agreement with the IRS, to attach an appropriate certification obtained from each of its partners.

    EXEMPTION FOR NON-UNITED STATES HOLDERS THAT CONDUCT A TRADE OR BUSINESS IN THE UNITED STATES TO WHICH INTEREST ON THE NOTES IS EFFECTIVELY CONNECTED (IRS FORM W-8ECI). A non-United States holder, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States to which interest income on a Note is effectively connected, can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-8ECI.

    UNITED STATES FEDERAL INCOME TAX REPORTING PROCEDURE. A non-United States holder of a Note is required to submit the appropriate IRS Form under applicable procedures to the person through which the owner directly holds the Note. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream Luxembourg as the holder of the Note, the IRS Form must be provided to Euroclear or Clearstream Luxembourg, as the case may be. Each other person through whom a Note is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through whom it holds the Note, until the IRS Form is received by the United States person who would otherwise be required to withhold United States federal income tax from interest on the Note. For example, in the case of Notes held through Euroclear or Clearstream Luxembourg, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described in clause (x)(c)(B) of Paragraph (i) under "United States Taxation--Non-United States Holders", if a beneficial owner of the Note provides an IRS Form W-8BEN to a securities clearing organization, bank or other financial institution that holds the Note on its behalf.

    Each non-United States holder of a Note should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of the form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Note may be subject to United States withholding tax at a 30% rate and the holder (including the beneficial owner) will not be entitled to any additional amounts from us described under the heading "Description of Notes--Payment of Additional Amounts" with respect to such tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such holder's United States federal income tax. The foregoing does not deal with all aspects of United States federal tax withholding that may be relevant to foreign holders of the Notes.

                             UNITED STATES TAXATION

    In the opinion of Shearman & Sterling, special tax counsel to Deere, the following summary describes certain material United States federal tax consequences of the acquisition, ownership and disposition of the Notes by beneficial owners of Notes who purchased the Notes in the initial offering at the initial offering price to the public, subject to the limitations stated herein. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified so as to result in federal tax consequences different from those described below. Such changes could be applied retroactively in a manner that could adversely affect holders of the Notes. It is therefore possible that the consequences of the acquisition, ownership and disposition of the Notes may differ from the treatment described below.

    This summary is for general information only and does not address all aspects of United States federal taxation that may be relevant to holders of the Notes in light of their particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Prospective holders are urged to consult their own tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the Notes.

UNITED STATES HOLDERS

    The following summary is limited to beneficial owners of Notes who are United States persons ("United States holders") and who will hold the Notes as capital assets within the meaning of section 1221 of the Code and does not deal with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, holders whose functional currency is not the United States dollar or holders who will hold the Notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the Notes and one or more other investments).

    INTEREST. Interest paid with respect to the Notes will generally be taxable to a United States holder as ordinary income at the time accrued or received, in accordance with such United States holder's method of accounting for United States federal income tax purposes.

    DISPOSITIONS. Upon the sale, exchange, redemption, retirement or other disposition of a Note, a United States holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other disposition (except to the extent of accrued but unpaid interest, which will be taxable as such) and such holder's adjusted tax basis in the Note. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if a United States holder has held the Note for more than one year.

NON-UNITED STATES HOLDERS

    Under United States federal income and estate tax law, and subject to the discussion of backup withholding below:

        (i) payments of principal and interest on a Note that is beneficially owned by a non-United States holder will not be subject to United States federal withholding tax; provided that, in the case of interest, (x) (a) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Deere entitled to vote, (b) the holder is not a controlled foreign corporation that is related, directly or indirectly, to Deere through stock ownership, and (c) either (A) the holder of the Note certifies on IRS
    Form W-8BEN to the person otherwise required to withhold United States federal income tax from such interest, under penalities of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the holder and furnishes the payor with a copy thereof; (y) the holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the holder of the Note or such owner's agent provides an IRS Form W-8BEN claiming the exemption; or
    (z) the holder conducts a trade or business in the United States to which the interest is effectively connected and the holder of the Note or such owner's agent provides an IRS Form W-8ECI; provided that, in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

        (ii) a non-United States holder will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange or redemption of a Note unless the gain is effectively connected with the holder's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

       (iii) a Note owned by an individual who at the time of death is not a citizen or resident of the United States as determined for United States estate tax purposes will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Deere, entitled to vote, and the income on the Note would not have been effectively connected with a U.S. trade or business of the individual.

    If a beneficial owner or holder of a Note is a non-United States partnership, the non-United States partnership will be required to provide an IRS Form W-8IMY and, unless it has entered into a withholding agreement with the IRS, to attach an appropriate certification obtained from each of its partners.

    Interest on a Note that is effectively connected with the conduct of a trade or business in the United States by a non-United States holder, although exempt from United States withholding tax, may be subject to United States income tax as if such interest were earned by a United States person, plus an additional branch profits tax if such holder is a foreign corporation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, information reporting requirements will apply to certain payments of principal and interest made on a Note and the proceeds of the sale of a Note within the United States to non-corporate holders of the Notes, and "backup withholding" at the applicable rate will apply to these payments if the holder fails to provide an accurate taxpayer identification number in the manner required or to report all interest and dividends required to be shown on its federal income tax returns.

    Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by us on the Notes, or by a paying agent to a non-United States person on a Note if, in the case of interest, the IRS Form described in clause (y) or (z) in Paragraph (i) under "Non-United States Holders" above has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause
(x)(c) in Paragraph (i) under "Non-United States Holders" above and a certification that the beneficial owner satisfies certain other conditions, have been supplied under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect.

    Payments of the proceeds from the sale of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting may apply if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a foreign partnership with specific connections to the United States, or, a United States branch of a foreign bank or foreign insurance company. Payments of the proceeds from the sale of a Note to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

    Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is timely furnished to the Internal Revenue Service.

    Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell the underwriters named below, for whom Credit Suisse First Boston Corporation and Deutsche Bank Securities Inc. are acting as representatives, the following principal amounts of the Notes:

                                                                PRINCIPAL
                        UNDERWRITER                              AMOUNT
                        -----------                           -------------
Credit Suisse First Boston Corporation......................  $262,500,000
Deutsche Bank Securities Inc................................   262,500,000
Banc of America Securities LLC..............................    18,900,000
J.P. Morgan Securities Inc..................................    18,900,000
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................    18,900,000
RBC Dominion Securities Corporation.........................    28,350,000
Salomon Smith Barney Inc....................................    18,900,000
BNP Paribas Securities Corp.................................    10,640,000
Banc One Capital Markets, Inc...............................    10,640,000
BNY Capital Markets, Inc....................................    10,640,000
Mellon Financial Markets, LLC...............................    10,640,000
TD Securities (USA) Inc.....................................    10,640,000
Banco Bilbao Vizcaya Argentaria, S.A........................     2,975,000
Mizuho International plc....................................     2,975,000
Tokyo-Mitsubishi International plc..........................     2,975,000
UBS Warburg LLC.............................................     2,975,000
U.S. Bancorp Piper Jaffray Inc..............................     2,975,000
First Union Securities, Inc.................................     2,975,000
                                                              ------------
    Total...................................................  $700,000,000
                                                              ============

    To the extent that any underwriter that is not a U.S. registered broker-dealer intends to effect sales of the Notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with applicable U.S. securities laws and regulations.

    The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the Notes may be terminated.

    The underwriters propose to offer the Notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a concession of 0.30% of the principal amount per Note. The underwriters and selling group members may allow a discount of 0.15% of such principal amount per Note on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representative.

    We estimate that our out-of-pocket expenses, not including the underwriting discounts and commissions, for this offering will be approximately $400,000.

    The Notes are a new issue of securities with no established trading market. We have made application to list the Notes on the Luxembourg Stock Exchange. One or more of the underwriters intends to make a secondary market for the Notes. However, they are not obligated to do so and may discontinue making a secondary market for the Notes at any time without notice. No assurance can be given as to how liquid the trading market, if any, for the Notes will be.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or contribute to payments which the underwriters may be required to make in respect thereof.

    The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Over-allotment involves sales by the underwriters of the Notes in excess of the principal amount of the Notes the underwriters are obligated to purchase, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the Notes so long as the stabilizing bids do not exceed a specific maximum.

    - Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

    Credit Suisse First Boston Corporation will make the Notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Credit Suisse First Boston Corporation and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from Credit Suisse First Boston Corporation based on transactions Credit Suisse First Boston Corporation conducts through the system. Credit Suisse First Boston Corporation will make the Notes available to its customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

    In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. They have received customary fees and commissions for these transactions.
Antonio Madero B., a director of Deere, is a member of the International Advisory Council of J.P. Morgan Chase & Co., the parent of JPMorgan. JPMorgan Chase Bank, the Senior Trustee, Registrar and U.S. Paying Agent, and
J.P. Morgan Bank Luxembourg S.A., the Luxembourg Paying Agent, are affiliates of JPMorgan. Thomas H. Patrick, a director of Deere, is an Executive Vice President and the Chief Financial Officer of Merrill Lynch & Co., Inc., which is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. This offering is being made in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

    First Union Securities, Inc., a subsidiary of Wachovia Corporation, conducts its investment banking, institutional and capital markets businesses under the trade name of Wachovia Securities. Any references to "Wachovia Securities" in this prospectus supplement, however, do not include Wachovia

Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of First Union Securities, Inc., which may or may not be participating as a separate selling dealer in the distribution of the Notes.

    Each underwriter has represented and agreed that (a) it has not offered or sold and, prior to the expiration of the period of six months from the closing date for the issue of the Notes, will not offer or sell any Notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom, within the meaning of the Public Offers of Securities Regulations 1995,
(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any Notes in circumstances which section 21(1) of the FSMA does not apply to Deere, and (c) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

    Each underwriter has acknowledged that offers and sales of the Notes in Germany are subject to the restrictions provided in the German Securities Prospectus Act (WERTPAPIER-VERKAUFSPROSPEKTGESETZ) with respect to securities (WERTPAPIERE); in particular, the Notes may not be offered in Germany by way of public promotion.

    Each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in The Netherlands any Notes other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) or otherwise in compliance with any other applicable laws or regulations of The Netherlands.

    Each of the underwriters has agreed that it has not directly or indirectly offered or sold, and it will not directly or indirectly offer or sell, any Notes in Japan or for the benefit of any resident of Japan (which term as used in this paragraph means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, regulations and guidelines of Japan.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are made. Any resale of the Notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

REPRESENTATIONS OF PURCHASERS

    By purchasing Notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

    - the purchaser is entitled under applicable provincial securities laws to purchase the Notes without the benefit of a prospectus qualified under those securities laws,

    - where required by law, that the purchaser is purchasing as principal and not as agent, and

    - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION-ONTARIO PURCHASERS ONLY

    Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the Notes, for rescission against us in the event that this prospectus supplement or the accompanying prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the Notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

    All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and about the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

RELATIONSHIP WITH AFFILIATES OF THE UNDERWRITERS

    Affiliates of each of the underwriters are parties to one or both of our long-term and short-term credit agreements (the "Credit Agreements"), under which an aggregate of $4.0 billion is available to us. The Credit Agreements are available for any purpose, but are used primarily to support commercial paper issued by Deere and certain of its subsidiaries and no amounts are presently outstanding thereunder. In addition, affiliates of certain of the underwriters have extended us unsecured lines of credit, some of which have been drawn upon in the ordinary course of business. We are in compliance with the terms of the Credit Agreements and with the terms of the indebtedness owed by us to these affiliates. The decision of the underwriters to distribute the Notes was not influenced by their respective affiliates that are our lenders and those affiliates had no involvement in determining whether or when to distribute the Notes in this offering or the terms of this offering. None of the underwriters will receive any benefit from us for this offering other than the underwriting discounts and commissions paid by us.

                                 LEGAL OPINIONS

    The validity of the Notes will be passed upon for us by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022. Sidley Austin Brown & Wood LLP, 875 Third Avenue, New York, New York 10022, will act as counsel to the underwriters.

                              GENERAL INFORMATION

    Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, our certificate of incorporation and by-laws and a legal notice relating to the issuance of the Notes have been deposited prior to listing with GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Senior Indenture and our current annual and quarterly reports, as well as all our future annual reports and quarterly reports, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Banque Generale du Luxembourg S.A. in Luxembourg. In addition, copies of this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in them and the annual reports and quarterly reports of Deere may be obtained free of charge at such office.

    The financial statements and the related financial statement schedule incorporated in the accompanying prospectus by reference from Deere's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte & Touche's address is Two Prudential Plaza, 180 North Stetson Avenue, Chicago, Illinois 60601-6710.

    Other than as disclosed or contemplated herein, in the accompanying prospectus or in the documents incorporated in them by reference, there has been no material adverse change in our financial position since January 31, 2002. See "Capitalization".

    None of Deere or any of its subsidiaries is involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the offering and sale of the Notes and Deere is not aware of any such threatened litigation, arbitration or administrative proceedings.

    Deere accepts responsibility for the information contained in this prospectus supplement and accompanying prospectus.

    Resolutions relating to the issue and sale of the Notes were adopted by the Board of Directors of Deere on December 1, 1999.

    The Notes have been accepted for clearance through Euroclear and Clearstream Luxembourg with a common code of 014651365. The Notes have been assigned International Securities Identification Number (ISIN) US244199BB01 and CUSIP
No. 244199 BB 0.

DEERE & COMPANY

JOHN DEERE B.V.
-------------------------------

By this prospectus, we offer up to
$950,000,000 of--

  DEBT SECURITIES OF DEERE & COMPANY
  GUARANTEED DEBT SECURITIES OF
    JOHN DEERE B.V.
  WARRANTS TO PURCHASE DEBT SECURITIES OF
    DEERE & COMPANY
  PREFERRED STOCK OF DEERE & COMPANY
  DEPOSITARY SHARES OF DEERE & COMPANY
  COMMON STOCK OF DEERE & COMPANY
  WARRANTS TO PURCHASE COMMON STOCK OF
    DEERE & COMPANY
  CURRENCY WARRANTS OF DEERE & COMPANY
  INDEXED AND OTHER WARRANTS OF
    DEERE & COMPANY

                       ---------------------------------

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

               Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              ----------------------------------------------------

                               [JOHN DEERE LOGO]

                 The date of this prospectus is March 30, 2001

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is listed on the New York, Chicago and Frankfurt (Germany) Stock Exchanges. Information about us also is available at those locations.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us until our offering of securities has been completed. This prospectus is part of a registration statement filed with the SEC.

    - Annual Report on Form 10-K for the year ended October 31, 2000.

    - Quarterly Report on Form 10-Q for the quarter ended January 31, 2001.

    - Current Reports on Form 8-K dated November 21, 2000, November 27, 2000, December 11, 2000, January 9, 2001, February 6, 2001, February 13, 2001, March 12, 2001, March 15, 2001, March 21, 2001 and March 22, 2001.

    You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

    Deere & Company
    One John Deere Place
    Moline, Illinois 61265-8098
    Attn: Corporate Secretary
    (309) 765-5799

    You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date hereof.

                                DEERE & COMPANY

    We and our subsidiaries (collectively called John Deere) have operations that are categorized into four major business segments:

        John Deere's worldwide AGRICULTURAL EQUIPMENT segment manufactures and distributes a full line of farm equipment--including tractors; combine, cotton and sugarcane harvesters; tillage, seeding and soil preparation machinery; sprayers; hay and forage equipment; materials handling equipment; and integrated precision farming technology.

        John Deere's worldwide COMMERCIAL AND CONSUMER EQUIPMENT SEGMENT manufactures and distributes equipment for commercial and residential uses--including small tractors for lawn, garden, commercial and utility purposes; riding and walk-behind mowers; golf course equipment; snowblowers; handheld products such as chain saws, string trimmers and leaf blowers; skid-steer loaders; utility vehicles; and other outdoor power products.

        John Deere's worldwide CONSTRUCTION EQUIPMENT segment manufactures and distributes a broad range of machines used in construction, earthmoving, material handling and timber harvesting--including backhoe loaders; crawler dozers and loaders; four-wheel-drive loaders; excavators; motor graders; articulated dump trucks; forklifts; landscape loaders; and log skidders, feller bunchers, loaders, forwarders, harvesters and related attachments.

        The products produced by the equipment segments are marketed primarily through retail dealer networks and major retail outlets.

        The CREDIT segment primarily finances sales and leases by John Deere dealers of new and used agricultural, commercial and consumer, and construction equipment and sales by non-Deere dealers of recreational products. In addition, it provides wholesale financing to dealers of the foregoing equipment, provides operating loans and finances retail revolving charge accounts.

    In this prospectus, unless the context otherwise requires, we will use the terms "we", "our", "ourselves" and "us" to mean Deere & Company and not John Deere B.V. or any other subsidiary of Deere & Company.

                                JOHN DEERE B.V.

    John Deere B.V. is an indirect wholly owned subsidiary of Deere & Company, incorporated under the laws of The Netherlands solely for the purpose of raising capital to meet the financing needs of Deere & Company and its subsidiaries. Its principal executive offices are located at Energiestraat 16, NL-5961 PT Horst, The Netherlands, telephone: +31-77-397-6121.

                                USE OF PROCEEDS

    Except as may be described otherwise in a prospectus supplement, we will add the net proceeds from the sale of the securities under this prospectus to our general funds and will use them for working capital and other general corporate purposes. The proceeds may be applied initially to the reduction of short-term indebtedness.

    John Deere B.V. will lend the net proceeds from the sale of any guaranteed debt securities offered by it to us or our other subsidiaries to be used for similar purposes.

    We will determine a specific allocation of the net proceeds of an offering of securities to a specific purpose, if any, at the time of the offering and will describe this allocation in the related prospectus supplement.

                                   PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the following securities in one or more offerings up to a total dollar amount of $1,000,000,000, or the equivalent thereof if any of the securities are denominated in a currency, currency unit or composite currency ("currency") other than the U.S. dollar:

    - unsecured debt securities of Deere & Company, which may be either senior (the "senior securities") or subordinated (the "subordinated securities");

    - unsecured senior debt securities issued by John Deere B.V. and fully and unconditionally guaranteed by Deere & Company (the "guaranteed debt securities");

    - warrants to purchase debt securities of Deere & Company ("debt warrants");

    - shares of preferred stock of Deere & Company (the "preferred stock");

    - depositary shares representing interests in shares of preferred stock of Deere & Company (the "depositary shares");

    - shares of common stock of Deere & Company (the "common stock");

    - warrants to purchase common stock of Deere & Company;

    - currency warrants of Deere & Company; and

    - indexed and other warrants of Deere & Company.

The terms of the securities will be determined at the time of offering.

    Unless the context otherwise requires, we will refer to the debt securities to be issued by Deere & Company and the guaranteed debt securities to be issued by John Deere B.V. collectively as the "debt securities". We will refer to the debt securities, debt warrants, preferred stock, depositary shares, common stock, warrants to purchase common stock, currency warrants, indexed warrants and other warrants, or any combination of those securities, proposed to be sold under this prospectus and an accompanying prospectus supplement, as the "offered securities". The offered securities, together with any debt securities, preferred stock, common stock or other securities issuable upon exercise of warrants or conversion or exchange of other offered securities, will be referred to as the "securities".

                             PROSPECTUS SUPPLEMENT

    This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

    The prospectus supplement to be attached to the front of this prospectus will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, net proceeds to us and the other specific terms related to the offering of these securities.

    For more detail on the terms of the securities, you should read the exhibits filed with our registration statement.

                         DESCRIPTION OF DEBT SECURITIES

    We may issue debt securities in one or more distinct series. This section summarizes the terms of the debt securities that are common to all series. Most of the financial terms and other specific terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that contradicts different information below.

    As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an "indenture". An indenture is a contract between us and a financial institution acting as trustee on your behalf. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later on page 15. Second, the trustee performs certain administrative duties for us.

    Senior securities will be issued by us under an indenture dated as of October 1, 1998, as supplemented from time to time (the "senior indenture"), between us and The Chase Manhattan Bank, trustee (the "senior trustee"). Subordinated securities will be issued by us under an indenture dated as of March 15, 1999, as supplemented from time to time (the "subordinated indenture"), between us and The Bank of New York, trustee (the "subordinated trustee"). Guaranteed debt securities will be issued by John Deere B.V. under an indenture, dated as of March 30, 2001, as supplemented from time to time (the "guaranteed debt indenture"), among John Deere B.V., Deere & Company, as guarantor, and The Chase Manhattan Bank, trustee (the "guaranteed debt trustee").

    The term "trustee" refers to the senior trustee, the subordinated trustee or the guaranteed debt trustee, as appropriate. We will refer to the senior indenture, the subordinated indenture and the guaranteed debt indenture together as the "indentures" and each as an "indenture". The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended.

    Because this section is a summary, it does not describe every aspect of the debt securities and the indentures. We urge you to read the indenture that is applicable to you because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indentures. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indentures. We have filed the form of each indenture as an exhibit to the registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the indentures.

PROVISIONS APPLICABLE TO ALL OF THE INDENTURES

GENERAL

    Each series of debt securities will be unsecured obligations of Deere & Company or John Deere B.V., as applicable. The senior securities and the guaranteed debt securities will rank equally with all other unsecured and unsubordinated indebtedness of Deere & Company or John Deere B.V., as applicable. The subordinated securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of Deere & Company as described below under "Subordinated Indenture Provisions--Subordination".

    Each indenture provides that any debt securities proposed to be sold under this prospectus and the attached prospectus supplement ("offered debt securities") and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of other offered securities ("underlying debt securities"), as well as other unsecured debt securities, may be issued under that indenture in one or more series.

    You should read the prospectus supplement for the terms of the offered debt securities and any underlying debt securities, including the following:

    - The title of the debt securities and whether the debt securities will be senior securities or subordinated securities of Deere & Company or guaranteed debt securities of John Deere B.V.

    - The total principal amount of the debt securities and any limit on the total principal amount of debt securities of the series.

    - If not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined.

    - The date or dates, or how the date or dates will be determined or extended, when the principal of the debt securities will be payable.

    - The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

    - Any optional redemption provisions.

    - Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities.

    - The form in which we will issue the debt securities, if other than in registered book-entry only form represented by global securities; whether we will have the option of issuing debt securities in "certificated" form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and VICE VERSA (if permitted by applicable laws and regulations).

    - If other than U.S. dollars, the currency or currencies of the debt securities.

    - Whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined.

    - The place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities.

    - If other than denominations of $1,000 or any integral multiple in the case of registered securities issued in certificated form and $5,000 in the case of non-registered securities issued in bearer form, the denominations in which the offered debt securities will be issued.

    - The applicability of the provisions of the applicable indenture described under "defeasance" and any provisions in modification of, in addition to or in lieu of any of these provisions.

    - Whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option).

    - Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

    - Any changes or additions to the Events of Default or covenants contained in the applicable indenture.

    - Whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions.

    - Any other terms of the debt securities.

    For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

    None of the indentures limits the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under an indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the "indenture securities". Each indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See "Resignation of Trustee" on page 20. At a time when two or more trustees are acting under one of the indentures, each with respect to only certain series, the term "indenture securities" means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under one of the indentures, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under one of the indentures, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

    The indentures do not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

    We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

    We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

CONVERSION AND EXCHANGE

    If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

FULL AND UNCONDITIONAL GUARANTEE OF DEBT SECURITIES OF JOHN DEERE B.V.

    All guaranteed debt securities issued by John Deere B.V. will be fully and unconditionally guaranteed under a guarantee of Deere & Company of the payment of principal of, and any premium, interest and "additional amounts" on, these debt securities when due, whether at maturity or otherwise. For a discussion of the payment of "additional amounts", please see "Payment of Additional Amounts with Respect to the Guaranteed Debt Securities" below. Under the terms of the full and unconditional guarantee, holders of the guaranteed debt securities will not be required to exercise their remedies against John Deere B.V. before they proceed directly against Deere & Company.

PAYMENT OF ADDITIONAL AMOUNTS WITH RESPECT TO THE GUARANTEED DEBT SECURITIES

    Unless otherwise indicated in your prospectus supplement, all amounts of principal of, and any premium and interest on, any guaranteed debt securities will be paid by John Deere B.V. without deduction or withholding for any taxes, duties, assessments or other charges imposed by the government of The Netherlands, or the government of a jurisdiction in which a successor to John Deere B.V. is organized. If deduction or withholding of any of these charges is required by The Netherlands, or by a jurisdiction in which a successor to John Deere B.V. is organized, John Deere B.V. will pay as additional interest any additional amounts necessary to make the net amount paid to the affected holders equal the amount the holders would have received in the absence of the deduction or withholding. However, these "additional amounts" will not include:

    - the amount of any tax, duty, assessment or other governmental charge imposed by any unit of the federal or a state government of the United States;

    - the amount of any tax, duty, assessment or other governmental charge that is only payable because either:

            - a type of connection exists between the holder, or a third party on behalf of a holder, by reason of its (or a fiduciary, settlor, member or shareholder, beneficiary of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) having some present or former connection with The Netherlands (including being or having been a citizen or resident of The Netherlands or being or having been engaged in a trade or business or present therein having or having had a permanent establishment therein) other than the mere holding of such guaranteed debt security; or

            - the holder presented the guaranteed debt security for payment more than 30 days after the date on which the relevant payment became due or was provided for, whichever is later;

    - the amount of any tax, duty, assessment or other governmental charge that is payable other than by deduction or withholding from a payment on the guaranteed debt securities;

    - the amount of any tax, duty, assessment or other governmental charge that is imposed or withheld due to the beneficial owner of the guaranteed debt security failing to accurately comply with a request from us to either provide information concerning the beneficial owner's nationality, residence or identity or make any claim to satisfy any information or reporting requirement, if the completion of either would have provided an exemption from the applicable governmental charge;

    - the amount of any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, duty, assessment or governmental charge;

    - where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN (European Union Economic and Finance Ministers) Counsel Meeting of 26-27 November 2000 or any law implementing or complying with or introduced in order to conform to such Directive; or

    - any combination of the taxes, duties, assessments or other governmental charges described above.

    The prospectus supplement will describe any additional circumstances under which additional amounts will not be paid with respect to guaranteed debt securities.

OPTIONAL TAX REDEMPTION

    Unless otherwise indicated in your prospectus supplement, except in the case of guaranteed debt securities that have a variable rate of interest and that may be redeemed on any interest payment date, John Deere B.V. may redeem each series of guaranteed debt securities at its option in whole but not in part at any time, if:

    - John Deere B.V. would be required to pay additional amounts, as a result of any change in the tax laws of The Netherlands that becomes effective on or after the date of issuance of that series, as explained above under "Payment of Additional Amounts with Respect to the Guaranteed Debt Securities", or

    - as a result of any change in any treaty affecting taxation to which The Netherlands, or a jurisdiction in which a successor to John Deere B.V. is organized, is a party that becomes effective on or after a date on which Deere & Company borrows money from John Deere B.V., Deere & Company would be required to deduct or withhold tax on any payment to John Deere B.V. to enable it to make any payment of principal, premium, if any, or interest.

    Except in the case of outstanding original issue discount guaranteed debt securities, which may be redeemed at the redemption price specified by the terms of that series of guaranteed debt securities, the redemption price will be equal to the principal amount plus accrued interest to the date of redemption.

    In both of these cases, however, we will not be permitted to redeem a series of debt securities if we can avoid either the payment of additional amounts, or deductions or withholding, as the case may be, by using reasonable measures available to us.

ADDITIONAL MECHANICS

    We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in "certificated" form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities.

    We also will have the option of issuing debt securities in non-registered form as bearer securities if we issue the securities outside the United States to non-U.S. persons. In that case, the prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series, and for receiving notices. The prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable United States federal tax law requirements.

HOLDERS OF REGISTERED DEBT SECURITIES

    BOOK-ENTRY HOLDERS. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

    Under each indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

    As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

    STREET NAME HOLDERS. In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

    For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

    LEGAL HOLDERS. Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

    For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

    When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

    SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

    - how it handles securities payments and notices,

    - whether it imposes fees or charges,

    - how it would handle a request for the holders' consent, if ever required,

    - whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities,

    - how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and

    - if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

GLOBAL SECURITIES

    WHAT IS A GLOBAL SECURITY? As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

    Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

    A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Special Situations when a Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

    SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

    If debt securities are issued only in the form of a global security, an investor should be aware of the following:

    - An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below.

    - An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "Holders of Registered Debt Securities" above.

    - An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

    - An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

    - The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

    - DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

    - Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

    SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under "Holders of Registered Debt Securities" above.

    The special situations for termination of a global security are as follows:

    - if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days,

    - if we notify the trustee that we wish to terminate that global security, or

    - if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults later under "Events of Default".

    The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

PAYMENT AND PAYING AGENTS

    We will pay interest to the person listed in the applicable trustee's records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the "record date". Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called "accrued interest".

    PAYMENTS ON GLOBAL SECURITIES. We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "What Is a Global Security?".

    PAYMENTS ON CERTIFICATED SECURITIES. We will make payments on a debt security in non-global certificated form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, NY and/or at other offices that may be specified in the prospectus supplement or in a notice to holders, against surrender of the debt security. All payments by check will be made in next-day funds, that is funds that become available on the day after the check is cashed.

    Alternatively, if a certificated security has a face amount of at least $10,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

    PAYMENT WHEN OFFICES ARE CLOSED. If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indentures as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

    BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS ON THEIR DEBT SECURITIES.

EVENTS OF DEFAULT

    You will have special rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

    WHAT IS AN EVENT OF DEFAULT? The term "Event of Default" in respect of the debt securities of your series means any of the following:

    - We do not pay the principal of, or any premium on, a debt security of the series on its due date.

    - We do not pay interest or, in the case of the guaranteed debt indenture any additional amounts, on a debt security of the series within 30 days of its due date.

    - We do not deposit any sinking fund payment in respect of debt securities of the series on its due date.

    - We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the series.

    - We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

    - Any other Event of Default in respect of debt securities of the series described in the prospectus supplement occurs.

    An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders.

    REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an Event of Default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series.

    Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

    Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

    - You must give your trustee written notice that an Event of Default has occurred and remains uncured.

    - The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

    - The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

    - The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice.

    However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

    Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

    - the payment of principal, any premium or interest, or

    - in respect of a covenant that cannot be modified or amended without the consent of each holder.

    BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND HOW TO DECLARE OR CANCEL AN ACCELERATION.

    Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

MERGER OR CONSOLIDATION

    Under the terms of the indentures, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

    - Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for the debt securities.

    - The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described on page 16 under "What Is an Event of Default?". A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded.

    - Under the senior indenture or the guaranteed debt indenture, no merger or sale of assets may be made if as a result any of our property or assets or any property or assets of one of our Subsidiaries would become subject to any mortgage, lien or other encumbrance unless either (i) the mortgage, lien or other encumbrance could be created pursuant to the limitation on liens covenant in the applicable indenture (see "Senior Indenture and Guaranteed Debt Indenture Provisions--Limitation on Liens" below) without equally and ratably securing the indenture securities issued under that indenture or (ii) the indenture securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance.

    - We must deliver certain certificates and documents to the trustee.

    - We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

    Deere & Company or any of its subsidiaries, may directly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all the debt securities and the performance of every covenant of the guaranteed debt indenture to be performed on the part of John Deere B.V. or observed. Upon any such assumption, Deere & Company or such subsidiary shall succeed to, and be substituted for and may exercise every right and power of, John Deere B.V. under the guaranteed debt indenture with the same effect as if Deere & Company or such subsidiary had been named as John Deere B.V. therein, and John Deere B.V. shall be released from all obligations and covenants with respect to the debt securities. No such assumption shall be permitted unless Deere & Company has delivered to the guaranteed debt trustee (i) an officers' certificate and an opinion of counsel, each stating that the assumption and supplemental indenture comply with the guaranteed debt indenture, and that all conditions precedent therein provided for relating to the transaction have been complied with and that, in the event of assumption by a subsidiary, the guarantee and all other covenants of Deere & Company in the guaranteed debt indenture remain in full force and effect and (ii) an opinion of independent counsel that the holders of debt securities or related coupons (assuming such holders are only taxed as residents of the United States) shall have no materially adverse United States federal tax consequences as a result of such assumption, and that, if any debt securities are then listed on the New York Stock Exchange, that such debt securities shall not be delisted as a result of such assumption.

MODIFICATION OR WAIVER

    There are three types of changes we can make to any of the indentures and the debt securities issued thereunder.

    CHANGES REQUIRING YOUR APPROVAL. First, there are changes that we cannot make to your debt securities without your specific approval. Following is a list of those types of changes:

    - change the stated maturity of the principal of or interest or any additional amounts on a debt security;

    - reduce any amounts due on a debt security;

    - reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

    - adversely affect any right of repayment at the holder's option;

    - change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

    - impair your right to sue for payment;

    - adversely affect any right to convert or exchange a debt security in accordance with its terms;

    - modify the subordination provisions in the subordinated indenture in a manner that is adverse to holders of the subordinated securities;

    - reduce the percentage of holders of debt securities whose consent is needed to modify or amend the applicable indenture;

    - reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults;

    - modify any other aspect of the provisions of the applicable indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants;

    - in the case of the guaranteed debt securities, change any obligation to pay additional amounts, as explained above under "Payment of Additional Amounts with Respect to the Guaranteed Debt Securities"; and

    - in the case of the senior indenture or the subordinated indenture, change any obligation we have to pay additional amounts.

    CHANGES NOT REQUIRING APPROVAL. The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Nor do we need any approval to make any change that affects only debt securities to be issued under any of the indentures after the change takes effect.

    CHANGES REQUIRING MAJORITY APPROVAL. Any other change to any of the indentures and the debt securities would require the following approval:

    - If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

    - If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

    The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under "--Changes Requiring Your Approval".

    FURTHER DETAILS CONCERNING VOTING. When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

    - For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

    - For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

    - For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

    Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under "Defeasance--Full Defeasance".

    We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indentures. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

    BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE APPLICABLE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

DEFEASANCE

    The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

    COVENANT DEFEASANCE. Under current United States federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If you hold subordinated securities, you also would be released from the subordination provisions described under "Subordinated Indenture Provisions--Subordination" on page 25. In order to achieve covenant defeasance, we must do the following:

    - We must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

    - We must deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law and, in the case of guaranteed debt securities under current tax laws of The Netherlands, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity as well as a legal opinion of our counsel stating that the above deposit does not require registration of the applicable issuer under the Investment Company Act of 1940, as amended.

    - In the case of the guaranteed debt indenture we must deliver to the trustee an officer's certificate stating that any outstanding securities listed on any securities exchange will not be delisted as a result of the above deposit.

    If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall.

Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

    FULL DEFEASANCE. If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

    - We must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

    - We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current United States federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

    - We must deliver to the trustee a legal opinion stating that the above deposit does not require registration of the applicable issuer under the Investment Company Act of 1940, as amended.

    - In the case of the guaranteed debt indenture we must deliver to the trustee an officer's certificate stating that any outstanding securities listed on any securities exchange will not be delisted as a result of the above deposit.

    We must, in the case of guaranteed debt securities, deliver to the trustee a legal opinion of our counsel confirming that under the current tax laws of The Netherlands, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

    If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If you hold subordinated securities, you would also be released from the subordination provisions described later under "Subordinated Indenture Provisions-- Subordination" on page 25.

FORM, EXCHANGE AND TRANSFER OF REGISTERED SECURITIES

    If registered debt securities cease to be issued in global form, they will be issued:

    - only in fully registered certificated form,

    - without interest coupons, and

    - unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

    Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

    Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

    Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership.

    If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

    If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

    If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

RESIGNATION OF TRUSTEE

    Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under one of the indentures, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

SENIOR INDENTURE AND GUARANTEED DEBT INDENTURE PROVISIONS

    LIMITATION ON LIENS. We covenant in the senior indenture and the guaranteed debt indenture that we will not, nor will we permit any Restricted Subsidiary to, incur, assume or guarantee any debt ("debt") if the debt is secured by any mortgage, security interest, pledge, lien or other encumbrance (collectively, a "mortgage" or "mortgages") upon any Important Property of ours or any Restricted Subsidiary or any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the applicable indenture or thereafter acquired, without effectively securing the indenture securities issued under that indenture equally and ratably with or prior to this debt.

    The foregoing restrictions will not apply to, among other things:

    - mortgages on any property acquired, constructed or improved after the date of the applicable indenture that are created or assumed within 120 days after the acquisition, construction or improvement to secure or provide for the payment of all or any part of the purchase price or cost thereof incurred after the date of the applicable indenture, or existing mortgages on property acquired after the date of the applicable indenture, so long as these mortgages do not apply to any Important Property already owned by us or a Restricted Subsidiary other than any previously unimproved real property;

    - existing mortgages on any property, shares of stock or indebtedness acquired from a corporation merged with or into, or substantially all of the assets of which are acquired by, us or a Restricted Subsidiary;

    - mortgages on property of any corporation existing at the time it becomes a Restricted Subsidiary;

    - mortgages securing debt owed by a Restricted Subsidiary to us or to another Restricted Subsidiary;

    - certain deposits or pledges of assets;

    - mortgages in favor of governmental bodies to secure partial, progress, advance or other payments under any contract or statute or to secure indebtedness incurred to finance all or any part of the purchase price or cost of constructing or improving the property subject to these mortgages, including mortgages to secure tax exempt pollution control revenue bonds;

    - mortgages on property acquired by us or a Restricted Subsidiary through the exercise of rights arising out of defaults on receivables acquired in the ordinary course of business;

    - certain other liens (including judgment liens in which the finality of the judgment is being contested in good faith) not related to the borrowing of money;

    - extensions, renewals or replacements of the foregoing, subject to certain limitations;

    - liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith; landlord's liens on leased property; and other similar liens which do not, in Deere & Company's opinion, materially impair the use of that property in the operation of our business or the business of a Restricted Subsidiary or the value of that property for the purposes of that business;

    - any sale of receivables that is reflected as secured indebtedness on a balance sheet prepared in accordance with generally accepted accounting principles;

    - mortgages on margin stock owned by us and Restricted Subsidiaries to the extent this margin stock exceeds 25% of the fair market value of the sum of the Important Property of ours and the Restricted Subsidiaries plus the shares of stock (including margin stock) and indebtedness issued or incurred by the Restricted Subsidiaries; and

    - mortgages on Important Property of, or any shares of stock or indebtedness issued or incurred by, any Restricted Subsidiary organized under the laws of Canada.

    The foregoing restrictions do not apply to the incurrence, assumption or guarantee by us or any Restricted Subsidiary of debt secured by a mortgage that would otherwise be subject to these restrictions up to an aggregate amount that, together with all other debt secured by mortgages (not including secured debt permitted under the foregoing exceptions) and the Attributable Debt (generally defined as the discounted present value of net rental payments) associated with Sale and Lease-back Transactions existing at the time (other than Sale and Lease-back Transactions the proceeds of which have been or will be applied as set forth in the second or third bullet point under "Limitation on Sale and Lease-back Transactions" below, and other than Sale and Lease-back Transactions in which the property involved would have been permitted to be mortgaged under the first bullet point above), does not exceed 5% of the Consolidated Net Tangible Assets of us and our consolidated subsidiaries, as shown on the audited consolidated balance sheet contained in our latest annual report to stockholders.

    The term "Restricted Subsidiary" is defined in these indentures to mean any subsidiary of ours:

    - engaged in, or whose principal assets consist of property used by us or any Restricted Subsidiary in, the manufacture of products within the United States or Canada or in the sale of products principally to customers located in the United States or Canada except any corporation which is a retail dealer in which we have, directly or indirectly, an investment under an arrangement providing for the liquidation of the investment; or

    - that we designate as a Restricted Subsidiary.

    The term "Important Property" is defined in these indentures to mean:

    - any manufacturing plant, including land, buildings, other improvements and its machinery and equipment, used by us or a Restricted Subsidiary primarily for the manufacture of products to be sold by us or the Restricted Subsidiary;

    - our executive office and administrative building in Moline, Illinois; and

    - research and development facilities, including land, buildings, other improvements and research and development machinery located therein;

except, in each case, property the fair value of which as determined by our Board of Directors does not at the time exceed 1% of the Consolidated Net Tangible Assets of us and our consolidated subsidiaries, as shown on the audited consolidated balance sheet contained in our latest annual report to stockholders.

    The term "Margin Stock" as used in these indentures is intended to mean such term as defined in Regulation U of the Board of Governors of the Federal Reserve System.

    LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS. We covenant in the senior indenture and the guaranteed debt indenture that we will not nor will we permit any Restricted Subsidiary to enter into any arrangement with any Person providing for the leasing to us or any Restricted Subsidiary of any Important Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by us or the Restricted Subsidiary to the Person (a "Sale and Lease-back Transaction"), unless the net proceeds are at least equal to the fair value (as determined by our Board of Directors) of the property and either:

    - we or the Restricted Subsidiary would be entitled to incur debt secured by a mortgage on the Important Property to be leased without securing the indenture securities issued under the applicable indenture under one of the following provisions: the first bullet point in the second paragraph under "Limitation on Liens" or the third paragraph under "Limitation on Liens"; or

    - we apply an amount equal to the fair value of the Important Property to the retirement of indenture securities or certain long-term indebtedness of ours or a Restricted Subsidiary; or

    - we enter into a BONA FIDE commitment to expend for the acquisition or improvement of an Important Property an amount at least equal to the fair value of the Important Property leased.

SUBORDINATED INDENTURE PROVISIONS--SUBORDINATION

    Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on the subordinated securities is to be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all Senior Indebtedness, but our obligation to make payment of the principal of (and premium, if any) and interest, if any, on the subordinated securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on the subordinated securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money's worth.

    In the event that, notwithstanding the foregoing, any payment by us is received by the subordinated trustee or the holders of any of the subordinated securities before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of the subordinated securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of the subordinated securities.

    By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our general creditors may recover more, ratably, than holders of the subordinated securities. The subordinated indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the subordinated indenture.

    Senior Indebtedness is defined in the subordinated indenture as the principal of (and premium, if any) and unpaid interest on:

    - our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than the indenture securities issued under the subordinated indenture) unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated securities, and

    - renewals, extensions, modifications and refundings of any of this indebtedness.

    If this prospectus is being delivered in connection with the offering of a series of subordinated securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date.

THE TRUSTEES UNDER THE INDENTURES

    The Chase Manhattan Bank and The Bank of New York are two of a number of banks with which we maintain ordinary banking relationships and from which we have obtained credit facilities and lines of credit. The Chase Manhattan Bank also serves as trustee under other indentures under which we or John Deere Capital Corporation are the obligor. John R. Stafford, one of our directors, is a director of J. P. Morgan Chase & Co., the parent of The Chase Manhattan Bank. Antonio Madero B., one of our directors, is a member of the International Advisory Council of
J. P. Morgan Chase & Co.

CERTAIN CONSIDERATIONS RELATING TO FOREIGN CURRENCIES

    Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

                          DESCRIPTION OF DEBT WARRANTS

    We may issue (either separately or together with other offered securities) debt warrants to purchase underlying debt securities issued by us ("offered debt warrants"). We will issue the debt warrants under warrant agreements (each a "debt warrant agreement") to be entered into between us and a bank or trust company, as warrant agent (the "debt warrant agent"), identified in the prospectus supplement.

    Because this section is a summary, it does not describe every aspect of the debt warrants and debt warrant agreement. We urge you to read the debt warrant agreement because it, and not this description, defines your rights as a holder of debt warrants. We have filed the form of debt warrant agreement as an exhibit to the registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the debt warrant agreement.

GENERAL

    You should read the prospectus supplement for the terms of the offered debt warrants, including the following:

    - The title and aggregate number of the debt warrants.

    - The title, rank, aggregate principal amount and terms of the underlying debt securities purchasable upon exercise of the debt warrants.

    - The principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant, and the price or the manner of determining the price at which this principal amount may be purchased upon exercise.

    - The time or times at which, or the period or periods during which, the debt warrants may be exercised and the expiration date of the debt warrants.

    - Any optional redemption terms.

    - Whether certificates evidencing the debt warrants will be issued in registered or bearer form and, if registered, where they may be transferred and exchanged.

    - Whether the debt warrants are to be issued with any debt securities or any other securities and, if so, the amount and terms of these debt securities or other securities.

    - The date, if any, on and after which the debt warrants and these debt securities or other securities will be separately transferable.

    - Any other terms of the debt warrants.

    The prospectus supplement will also contain a discussion of the United States federal income tax considerations relevant to the offering.

    Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. No service charge will be imposed for any permitted transfer or exchange of debt warrant certificates, but we may require payment of any tax or other governmental charge payable in connection therewith. Debt warrants may be exercised and exchanged and debt warrants in registered form may be presented for registration of transfer at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement.

EXERCISE OF DEBT WARRANTS

    Each offered debt warrant will entitle the holder thereof to purchase the amount of underlying debt securities at the exercise price set forth in, or calculable from, the prospectus supplement relating to the offered debt warrants. After the close of business on the expiration date, unexercised debt warrants will be void.

    Debt warrants may be exercised by payment to the debt warrant agent of the applicable exercise price and by delivery to the debt warrant agent of the related debt warrant certificate, properly completed. Debt warrants will be deemed to have been exercised upon receipt of the exercise price and the debt warrant certificate or certificates. Upon receipt of this payment and the properly completed debt warrant certificates, we will, as soon as practicable, deliver the amount of underlying debt securities purchased upon exercise.

    If fewer than all of the debt warrants represented by any debt warrant certificate are exercised, a new debt warrant certificate will be issued for the unexercised debt warrants. The holder of a debt warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of underlying debt securities purchased upon exercise.

MODIFICATIONS

    There are three types of changes we can make to a debt warrant agreement and the debt warrants issued thereunder.

    CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your debt warrants without your specific approval. Those types of changes include modifications and amendments that:

    - accelerate the expiration date;

    - reduce the number of outstanding debt warrants, the consent of the holders of which is required for a modification or amendment; or

    - otherwise materially and adversely affect the rights of the holders of the debt warrants.

    CHANGES NOT REQUIRING APPROVAL. The second type of change does not require any vote by holders of the debt warrants. This type of change is limited to clarifications and other changes that would not materially adversely affect the interests of holders of the debt warrants.

    CHANGES REQUIRING A MAJORITY VOTE. Any other change to the debt warrant agreement and the debt warrants requires a vote in favor by holders of not fewer than a majority in number of the then outstanding unexercised debt warrants affected thereby. Most changes fall into this category.

NO RIGHTS AS HOLDERS OF UNDERLYING DEBT SECURITIES

    Before the warrants are exercised, holders of the debt warrants are not entitled to payments of principal, premium or interest, if any, on the related underlying debt securities or to exercise any other rights whatsoever as holders of the underlying debt securities.

                         DESCRIPTION OF PREFERRED STOCK

    Under our restated certificate of incorporation (the "certificate of incorporation"), we are authorized to adopt resolutions providing for the issuance, in one or more series, of up to 9,000,000 shares of preferred stock, $1.00 par value, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof adopted by our Board of Directors or a duly authorized committee thereof.

    Because this section is a summary, it does not describe every aspect of our preferred stock. We urge you to read our certificate of incorporation and the certificate of designations creating your preferred stock because they, and not this description, define your rights as a holder of preferred stock. We have filed our certificate of incorporation and will file the certificate of designations with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain copies of these documents.

    The specific terms of any preferred stock proposed to be sold under this prospectus and an attached prospectus supplement will be described in the prospectus supplement. If so indicated in the prospectus supplement, the terms of the offered preferred stock may differ from the terms set forth below.

GENERAL

    Unless otherwise specified in the prospectus supplement relating to the offered preferred stock, each series of preferred stock will rank on a parity as to dividends and distribution of assets upon liquidation and in all other respects with all other series of preferred stock. The preferred stock will, when issued, be fully paid and nonassessable and holders thereof will have no preemptive rights.

    You should read the prospectus supplement for the terms of the preferred stock offered thereby, including the following:

    - The title and stated value of the preferred stock.

    - The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock.

    - The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock.

    - The date from which dividends on the preferred stock will accumulate, if applicable.

    - The liquidation rights of the preferred stock.

    - The procedures for any auction and remarketing, if any, of the preferred stock.

    - The sinking fund provisions, if applicable, for the preferred stock.

    - The redemption provisions, if applicable, for the preferred stock.

    - Whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same).

    - Whether the preferred stock will have voting rights and the terms thereof, if any.

    - Whether the preferred stock will be listed on any securities exchange.

    - Whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these other securities.

    - Any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

    Subject to our certificate of incorporation and to any limitations contained in our outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as our Board of Directors or any duly authorized committee thereof may determine, all without further action of our stockholders, including holders of our then outstanding preferred stock.

    If applicable, the prospectus supplement will also contain a discussion of the material United States federal income tax considerations relevant to the offering.

DIVIDENDS

    Holders of preferred stock will be entitled to receive cash dividends, when, as and if declared by our Board of Directors, out of our assets legally available for payment, at the rate and on the dates set forth in the prospectus supplement. Each dividend will be payable to holders of record as they appear on our stock books on the record date fixed by our Board of Directors. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

    We may not:

    - declare or pay dividends (except in our stock that is junior as to dividends and liquidation rights to the preferred stock ("junior stock")) or make any other distributions on junior stock, or

    - purchase, redeem or otherwise acquire junior stock or set aside funds for that purpose (except in a reclassification or exchange of junior stock through the issuance of other junior stock or with the proceeds of a reasonably contemporaneous sale of junior stock), if there are arrearages in dividends or failure in the payment of our sinking fund or redemption obligations on any of our preferred stock and, in the case of the first bullet point above, if dividends in full for the current quarterly dividend period have not been paid or declared on any of our preferred stock.

    Dividends in full may not be declared or paid or set apart for payment on any series of preferred stock unless:

    - there are no arrearages in dividends for any past dividend periods on any series of preferred stock, and

    - to the extent that the dividends are cumulative, dividends in full for the current dividend period have been declared or paid on all preferred stock.

Any dividends declared or paid when dividends are not so declared, paid or set apart in full will be shared ratably by the holders of all series of preferred stock in proportion to the respective arrearages and undeclared and unpaid current cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments that may be in arrears.

CONVERSION AND EXCHANGE

    If the preferred stock will be convertible into or exchangeable for common stock or other securities, the prospectus supplement will set forth the terms and conditions of that conversion or exchange, including the conversion price or exchange ratio (or the method of calculating the same), the conversion or exchange period (or the method of determining the same), whether conversion or exchange will be mandatory or at the option of the holder or us, the events requiring an adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of that preferred stock. These terms may also include provisions under which the number of shares of common stock or the number or amount of other securities to be received by the holders of that preferred stock upon conversion or exchange would be calculated according to the market price of the common stock or those other securities as of a time stated in the prospectus supplement.

LIQUIDATION RIGHTS

    In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each series of our preferred stock will be entitled to receive out of our assets that are available for distribution to stockholders, before any distribution of assets is made to holders of any junior stock, liquidating distributions in the amount set forth in the applicable prospectus supplement plus all accrued and unpaid dividends. If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock are not paid in full, the holders of our preferred stock of each series will share ratably in the distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of our preferred stock will not be entitled to any further participation in any distribution of our assets. Our consolidation or merger with or into any other corporation or corporations or a sale of all or substantially all our assets will not be deemed to be a liquidation, dissolution or winding up of us for purposes of these provisions.

REDEMPTION

    If so provided in the prospectus supplement, the offered preferred stock may be redeemable in whole or in part at our option at the times and at the redemption prices set forth therein.

    If dividends on any series of preferred stock are in arrears or we have failed to fulfill our sinking fund or redemption obligations with respect to any series of preferred stock, we may not purchase or redeem shares of preferred stock or any other capital stock ranking on a parity with the preferred stock as to dividends or upon liquidation, nor permit any subsidiary to do so, without in either case the consent of the holders of at least two-thirds of each series of preferred stock then outstanding; provided, however, that:

    - to meet our purchase, retirement or sinking fund obligations with respect to any series of preferred stock, we may use shares of that preferred stock acquired prior to the arrearages or failure of payment and then held as treasury stock, and

    - we may complete the purchase or redemption of shares of preferred stock for which a contract was entered into for any purchase, retirement or sinking fund purposes prior to the arrearages or failure of payment.

VOTING RIGHTS

    Except as indicated below or in the prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote. As used herein, the term "applicable preferred stock" means those series of preferred stock to which the provisions described herein are expressly made applicable by resolutions of our Board of Directors.

    If the equivalent of six quarterly dividends payable on any shares of any series of applicable preferred stock are in default (whether or not the dividends have been declared or the defaulted dividends are consecutive), the number of our directors will be increased by two and the holders of all outstanding series of applicable preferred stock (whether or not dividends thereon are in default), voting as a single class without regard to series, will be entitled to elect the two additional directors until four consecutive quarterly dividends are paid or declared and set apart for payment, if the shares are non-cumulative, or until all arrearages in dividends and dividends in full for the current quarterly period are paid or declared and set apart for payment, if the shares are cumulative, whereupon all voting rights described herein will be divested from the applicable preferred stock. The holders of applicable preferred stock may exercise their special class voting rights at meetings of the stockholders for the election of directors or at special meetings for the purpose of electing directors, in either case at which the holders of not less than one-third of the aggregate number of shares of applicable preferred stock are present in person or by proxy.

    The affirmative vote of the holders of at least two-thirds of the outstanding shares of any series of preferred stock will be required:

    - for any amendment of our certificate of incorporation (or the related certificate of designations) that will adversely affect the powers, preferences or rights of the holders of the preferred stock of that series, or

    - to create any class of stock (or increase the authorized number of shares of any class of stock) that will have preference as to dividends or upon liquidation over the preferred stock of that series or create any stock or other security convertible into or exchangeable for or evidencing the right to purchase any stock of that class.

    In addition, the affirmative vote of the holders of a majority of all the then outstanding shares of our preferred stock will be required to:

    - increase the authorized amount of our preferred stock, or

    - unless otherwise provided in the applicable prospectus supplement, create any class of stock (or increase the authorized number of shares of any class of stock) that will rank on a parity with the preferred stock either as to dividends or upon liquidation, or create any stock or other security convertible into or exchangeable for or evidencing the right to purchase any stock of that class.

                        DESCRIPTION OF DEPOSITARY SHARES

    We may offer (either separately or together with other offered securities) depositary shares representing interests in shares of our preferred stock of one or more series. The depositary shares will be issued under deposit agreements (each a "deposit agreement") to be entered into between us and a bank or trust company, as depositary (the "preferred stock depositary"), identified in the prospectus supplement.

    Because this section is a summary, it does not describe every aspect of the depositary shares and deposit agreement. We urge you to read the deposit agreement because it, and not this description, defines your rights as a holder of depositary shares. We have filed the form of deposit agreement, including the form of depositary receipts evidencing depositary shares (the "depositary receipts"), as an exhibit to the registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the deposit agreement.

    The specific terms of any depositary shares proposed to be sold under this prospectus and the attached prospectus supplement will be described in the prospectus supplement. If so indicated in the prospectus supplement, the terms of the depositary shares may differ from the terms set forth below.

GENERAL

    We may provide for the issuance by the preferred stock depositary to the public of the depositary receipts evidencing the depositary shares, each of which will represent a fractional interest (to be specified in the prospectus supplement) in one share of the related preferred stock, as described below.

    You should read the prospectus supplement for the terms of the depositary shares offered thereby, including the following:

    - The number of depositary shares and the fraction of one share of preferred stock represented by one depositary share.

    - The terms of the series of preferred stock deposited by us under the deposit agreement.

    - Whether the depositary shares will be listed on any securities exchange.

    - Whether the depositary shares will be sold with any other offered securities and, if so, the amount and terms of these other securities.

    - Any other terms of the depositary shares.

    If applicable, the prospectus supplement will also contain a discussion of the United States federal income tax considerations relevant to the offering.

    Depositary receipts will be exchangeable for new depositary receipts of different denominations. We will not impose a service charge for any permitted transfer or exchange of depositary receipts, but we may require payment of any tax or other governmental charge payable in connection therewith. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock of the series represented by the depositary share, to all rights and preferences of the preferred stock represented by the depositary share, including dividend, voting and liquidation rights and any redemption, conversion or exchange rights.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The preferred stock depositary will distribute all cash dividends and other cash distributions received in respect of the related series of preferred stock to the record holders of the depositary shares in proportion to the number of the depositary shares owned by the holders on the relevant record date. The preferred stock depositary will distribute only the amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum, if any, received by the preferred stock depositary for distribution to record holders of depositary shares.

    In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the preferred stock depositary determines that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

    The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the related series of preferred stock will be made available to holders of depositary shares.

WITHDRAWAL OF PREFERRED STOCK

    Upon surrender of depositary receipts at the corporate trust office of the preferred stock depositary (unless the related shares of preferred stock have previously been called for redemption), the holder of the depositary shares evidenced thereby will be entitled to receive at that office, to or upon the holder's order, the number of whole shares of the related series of preferred stock and any money or other property represented by the depositary shares. Shares of preferred stock so withdrawn, however, may not be redeposited. If the holder requests withdrawal of less than all the shares of preferred stock to which the holder is entitled, or if the holder would otherwise be entitled to a fractional share of preferred stock, the preferred stock depositary will deliver to the holder a new depositary receipt evidencing the balance or fractional share.

REDEMPTION OF DEPOSITARY SHARES

    Whenever we redeem preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed; provided that we have paid in full to the preferred stock depositary the redemption price of the preferred stock plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share and accrued and unpaid dividends payable with respect to the preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by another equitable method, in each case as may be determined by us.

    After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon the redemption and any money or other property to which the holders of the depositary shares were entitled upon the redemption and surrender to the preferred stock depositary of the depositary receipts evidencing the depositary shares.

CONVERSION AND EXCHANGE

    Depositary shares are not convertible into or exchangeable for common stock or other securities. Nevertheless, if the preferred stock represented by depositary shares is convertible into or exchangeable for common stock or other securities, the depositary receipts evidencing the depositary shares may be surrendered by the holder thereof to the preferred stock depositary with written instructions to convert or exchange the preferred stock into whole shares of common stock or other securities, as specified in the related prospectus supplement. Upon receipt of these instructions and any amounts payable in respect thereof, we will cause the conversion or exchange thereof and will deliver to the holder the whole shares of common stock or the whole number of other securities (and cash in lieu of any fractional share or security). In the case of a partial conversion or exchange, the holder will receive a new depositary receipt evidencing the unconverted or unexchanged balance.

VOTING THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which holders of one or more series of preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date for the meeting will be entitled to instruct the preferred stock depositary as to the manner in which to vote the number of shares of preferred stock represented by the depositary shares. We will agree to take all reasonable action that may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to vote in accordance with each holder's instructions. The preferred stock depositary will abstain from voting preferred stock to the extent it does not receive instructions from the holders of depositary shares representing the preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between the preferred stock depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding (or any greater amount as may be required by the rules of any exchange on which the depositary shares are listed); provided that any amendment that prejudices any substantial right of the holders of depositary shares will not become effective until the expiration of 90 days after notice of the amendment has been given to the holders. A holder that continues to hold one or more depositary receipts at the expiration of the 90-day period will be deemed to consent to, and will be bound by, the amendment. No amendment may impair the right of any holder to surrender the holder's depositary receipt and receive the related preferred stock, as discussed above under "Withdrawal of Preferred Stock".

    We may terminate the deposit agreement at any time upon not less than 60 days' prior written notice to the preferred stock depositary. In that case, the preferred stock depositary will deliver to each holder of depositary shares, upon surrender of the related depositary receipts, the number of whole shares of the related series of preferred stock to which the holder is entitled, together with cash in lieu of any fractional share.

    The deposit agreement will terminate automatically after all the related preferred stock has been redeemed, withdrawn, converted or exchanged or there has been a final distribution in respect of the preferred stock represented by the depositary shares in connection with our liquidation, dissolution or winding up.

CHARGES OF PREFERRED STOCK DEPOSITARY

    Except as provided in the prospectus supplement, we will pay the fees and expenses of the preferred stock depositary, and the holders of depositary receipts will be required to pay any tax or other governmental charge that may be imposed in connection with the transfer, exercise, surrender or split-up of depositary receipts.

MISCELLANEOUS

    The preferred stock depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the preferred stock depositary and that we are required to furnish to the holders of the preferred stock. Neither the preferred stock depositary nor we will be liable if prevented or delayed by law or any circumstance beyond the preferred stock depositary's or our control in performing the preferred stock depositary's or our respective obligations under the deposit agreement. The obligations of the preferred stock depositary and us under the deposit agreement will be limited to performance in good faith and without gross negligence of the preferred stock depositary's or our respective duties thereunder, and neither the preferred stock depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or related shares of preferred stock unless satisfactory indemnity is furnished.

RESIGNATION AND REMOVAL OF PREFERRED STOCK DEPOSITARY

    The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary, the resignation or removal to take effect upon the appointment of a successor preferred stock depositary. The successor preferred stock depositary must be appointed within 60 days after delivery of a notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

    We may issue (either separately or together with other offered securities) shares of our common stock. Under our certificate of incorporation, we are authorized to issue up to 600,000,000 shares of our common stock. You should read the prospectus supplement relating to an offering of common stock, or of securities convertible, exchangeable or exercisable for common stock, for the terms of the offering, including the number of shares of common stock offered, any initial offering price and market prices and dividend information relating to our common stock. See "Description of Outstanding Capital Stock" below.

                         DESCRIPTION OF COMMON WARRANTS

    We may issue (either separately or together with other offered securities) warrants to purchase common stock ("offered common warrants"). We will issue the common warrants under warrant agreements (each a "common warrant agreement") to be entered into between us and a bank or trust company, as warrant agent (the "common warrant agent"), identified in the prospectus supplement.

    Because this section is a summary, it does not describe every aspect of the common warrants and common warrant agreement. We urge you to read the common warrant agreement because it, and not this description, defines your rights as a holder of common warrants. We have filed the form of common warrant agreement as an exhibit to the registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the common warrant agreement.

GENERAL

    You should read the prospectus supplement for the terms of the offered common warrants, including the following:

    - The title and aggregate number of the common warrants.

    - The number of shares of common stock that may be purchased upon exercise of each common warrant; the price, or the manner of determining the price, at which the shares may be purchased upon exercise; if other than cash, the property and manner in which the exercise price may be paid; and any minimum number of common warrants that must be exercised at any one time.

    - The time or times at which, or period or periods in which, the common warrants may be exercised and the expiration date of the common warrants.

    - Any optional redemption terms.

    - The terms of any right that we may have to accelerate the exercise of the common warrants upon the occurrence of certain events.

    - Whether the common warrants will be sold with any other offered securities and, if so, the amount and terms of these other securities.

    - The date, if any, on and after which the common warrants and any other offered securities will be separately transferable.

    - Any other terms of the common warrants.

    The prospectus supplement will also contain a discussion of the United States federal income tax considerations relevant to the offering.

    Certificates representing common warrants will be exchangeable for new common warrant certificates of different denominations. We will not impose a service charge for any permitted transfer or exchange of common warrant certificates, but we may require payment of any tax or other governmental charge payable in connection therewith. Common warrants may be exercised at the corporate trust office of the common warrant agent or any other office indicated in the prospectus supplement.

EXERCISE OF COMMON WARRANTS

    Each offered common warrant will entitle the holder thereof to purchase the number of shares of our common stock at the exercise price set forth in, or calculable from, the prospectus supplement relating to the offered common warrants. After the close of business on the applicable expiration date, unexercised common warrants will be void.

    Offered common warrants may be exercised by payment to the common warrant agent of the exercise price and by delivery to the common warrant agent of the related common warrant certificate, with the reverse side thereof properly completed. Offered common warrants will be deemed to have been exercised upon receipt of the exercise price and the common warrant certificate or certificates. Upon receipt of the payment and the properly completed common warrant certificates, we will, as soon as practicable, deliver the shares of common stock purchased upon the exercise.

    If fewer than all of the offered common warrants represented by any common warrant certificate are exercised, a new common warrant certificate will be issued for the unexercised offered common warrants. The holder of an offered common warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of common stock purchased upon exercise.

MODIFICATIONS

    There are three types of changes we can make to a common warrant agreement and the common warrants issued thereunder.

    CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your common warrants without your specific approval. Those types of changes include modifications and amendments that:

    - accelerate the expiration date;

    - reduce the number of outstanding common warrants, the consent of the holders of which is required for a modification or amendment; or

    - otherwise materially and adversely affect the rights of the holders of the common warrants.

    CHANGES NOT REQUIRING APPROVAL. The second type of change does not require any vote by holders of the common warrants. This type of change is limited to clarifications and other changes that would not materially adversely affect the interests of the holders of the common warrants.

    CHANGES REQUIRING A MAJORITY VOTE. Any other change to the common warrant agreement requires a vote in favor by holders of not fewer than a majority in number of the then outstanding unexercised common warrants affected thereby. Most changes fall into this category.

COMMON WARRANT ADJUSTMENTS

    The terms and conditions on which the exercise price of and/or the number of shares of common stock covered by a common warrant are subject to adjustment will be set forth in the common warrant agreement and the prospectus supplement. The terms will include provisions for adjusting the exercise price and/or the number of shares of common stock covered by the common warrant; the events requiring the adjustment; the events upon which we may, in lieu of making the adjustment, make proper provisions so that the holder of a common warrant, upon exercise thereof, would be treated as if the holder had exercised the common warrant prior to the occurrence of the events; and provisions affecting exercise in the event of certain events affecting the common stock.

NO RIGHTS AS STOCKHOLDERS

    Holders of common warrants are not entitled, by virtue of being holders, to receive dividends or to vote, consent or receive notice as our stockholders in respect of any meeting of stockholders for the election of our directors or for any other matter, or exercise any other rights whatsoever as our stockholders.

                        DESCRIPTION OF CURRENCY WARRANTS

    We may issue (either separately or together with other offered securities) currency warrants (the "offered currency warrants"). We may issue the offered currency warrants:

    - in the form of currency put warrants, entitling the owners thereof to receive from us the cash settlement value in U.S. dollars of the right to purchase a designated amount of U.S. dollars for a designated amount of a specified foreign currency (a "base currency"),

    - in the form of currency call warrants, entitling the owners thereof to receive from us the cash settlement value in U.S. dollars of the right to sell a designated amount of U.S. dollars for a designated amount of a base currency or

    - in another form as may be specified in the applicable prospectus supplement.

A currency warrant will not require or entitle the owners to sell, deliver, purchase or take delivery of any base currency. The currency warrants will be issued under warrant agreements (each a "currency warrant agreement") to be entered into between us and a bank or trust company, as warrant agent (the "currency warrant agent"), identified in the prospectus supplement.

    Because this section is a summary, it does not describe every aspect of the currency warrants and currency warrant agreement. We urge you to read the currency warrant agreement because it, and not this description, defines your rights as a holder of currency warrants. We have filed the form of currency warrant agreement as an exhibit to the registration statement that we filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the currency warrant agreement.

GENERAL

    You should read the prospectus supplement for the terms of the offered currency warrants, including the following:

    - The title and aggregate number of the currency warrants.

    - The material risk factors relating to the currency warrants.

    - Whether the currency warrants will be currency put warrants, currency call warrants, both puts and calls or otherwise.

    - The formula for determining the cash settlement value, if applicable, of each currency warrant.

    - The procedures and conditions relating to the exercise of the currency warrants.

    - The date on which the right to exercise the currency warrants will commence and the date (the "currency warrant expiration date") on which this right will expire.

    - The circumstances, in addition to their automatic exercise upon the currency warrant expiration date, that will cause the currency warrants to be deemed to be automatically exercised.

    - Any minimum number of the currency warrants that must be exercised at any one time, other than upon automatic exercise.

    - Whether the currency warrants are to be issued with any other offered securities and, if so, the amount and terms of these other securities.

    - Any other terms of the currency warrants.

    The prospectus supplement will also contain a discussion of the federal income tax considerations relevant to the offering.

    If currency warrants are to be offered either in the form of currency put warrants or currency call warrants, an owner will receive a cash payment upon exercise only if the currency warrants have a cash settlement value in excess of zero at that time. The spot exchange rate of the applicable base currency, as compared to the U.S. dollar, will determine whether the currency warrants have a cash settlement value on any given day prior to their expiration. The currency warrants are expected to be "out-of-the-money" (I.E., the cash settlement value will be zero) when initially sold and will be "in-the-money" (I.E., their cash settlement value will exceed zero) if, in the case of currency put warrants, the base currency depreciates against the U.S. dollar to the extent that one U.S. dollar is worth more than the price determined for the base currency in the prospectus supplement (the "strike price") or, in the case of currency call warrants, the base currency appreciates against the U.S. dollar to the extent one U.S. dollar is worth less than the strike price.

    "Cash settlement value" on an exercise date (as this term will be defined in the prospectus supplement) is an amount that is the greater of:

    - zero, and

    - the amount computed, in the case of currency put warrants, by subtracting from a constant or, in the case of currency call warrants, by subtracting the constant from, an amount equal to the constant multiplied by a fraction, the numerator of which is the strike price and the denominator of which is the spot exchange rate of the base currency for U.S. dollars on the exercise date (the "spot rate"), as the spot rate is determined pursuant to the currency warrant agreement.

Information concerning the historical exchange rates for the base currency will be included in the prospectus supplement.

    There will be a time lag between the time that an owner of currency warrants gives instructions to exercise the currency warrants and the time that the spot rate relating to the exercise is determined, as described in the prospectus supplement.

    Currency warrants will be our unsecured contractual obligations and will rank on a parity with our other unsecured contractual obligations and with our unsecured and unsubordinated debt.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

    Unless otherwise provided in the prospectus supplement, each issue of currency warrants will be issued in book-entry form and represented by a single global currency warrant certificate, registered in the name of a depositary or its nominee. Owners will generally not be entitled to receive definitive certificates representing currency warrants. An owner's ownership of a currency warrant will be recorded on or through the records of the bank, broker or other financial institution that maintains the owner's account. In turn, the total number of currency warrants held by an individual bank, broker or other financial institution for its clients will be maintained on the records of the depositary. Transfer of ownership of any currency warrant will be effected only through the selling owner's brokerage firm. Neither the currency warrant agent nor we will have any responsibility or liability for any aspect of the records relating to beneficial ownership interests of global currency warrant certificates or for maintaining, supervising or reviewing records relating to the beneficial ownership interests.

    The cash settlement value on exercise of a currency warrant will be paid by the currency warrant agent to the appropriate depositary participant. Each participant will be responsible for disbursing the payments to the beneficial owners of the currency warrants that it represents and to each bank, broker or other financial institution for which it acts as agent. Each bank, broker or other financial institution will be responsible for disbursing funds to the beneficial owners of the currency warrants that it represents.

    If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue currency warrants in definitive form, in exchange for the global currency warrant. In addition, we may at any time determine not to have the currency warrants represented by a global currency warrant and, in that event, will issue currency warrants in definitive form, in exchange for the global currency warrant. In either instance, an owner of a beneficial interest in the global currency warrant will be entitled to have a number of currency warrants equivalent to the beneficial interest registered in its name and will be entitled to physical delivery of the currency warrants in definitive form.

EXERCISE OF CURRENCY WARRANTS

    Unless otherwise provided in the prospectus supplement, each currency warrant will entitle the owner to the cash settlement value of the currency warrant on the applicable exercise date. If not exercised prior to a specified time on the fifth business day preceding the currency warrant expiration date, currency warrants will be automatically exercised on the currency warrant expiration date.

LISTING

    Each issue of currency warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a pre-condition to the sale of any currency warrants, unless otherwise provided in the prospectus supplement. In the event that the currency warrants are delisted from, or permanently suspended from trading on, the exchange, currency warrants not previously exercised will be automatically exercised on the date the delisting or permanent trading suspension becomes effective. The applicable currency warrant agreement will contain a covenant by us not to seek delisting of the currency warrants from, or permanent suspension of their trading on, the applicable exchange.

MODIFICATIONS

    A currency warrant agreement and the terms of the currency warrants issued thereunder may be amended by the currency warrant agent and us, without the consent of the registered holders or beneficial owners, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that we may deem necessary or desirable and that will not materially and adversely affect the interests of the beneficial owners.

    The currency warrant agent and we also may modify or amend a currency warrant agreement and the terms of the currency warrants issued thereunder with the consent of the beneficial owners of not less than a majority in number of the then outstanding unexercised currency warrants affected thereby, provided that no modification or amendment that decreases the strike price in the case of a currency put warrant, increases the strike price in the case of a currency call warrant, shortens the period of time during which the currency warrants may be exercised or otherwise materially and adversely affects the exercise rights of the beneficial owners of the currency warrants or reduces the number of outstanding currency warrants the consent of whose beneficial owners is required for modification or amendment of the currency warrant agreement or the terms of the currency warrants, may be made without the consent of each beneficial owner affected thereby.

ENFORCEABILITY OF RIGHTS BY HOLDERS; GOVERNING LAW

    The currency warrant agent will act solely as our agent in connection with the issuance and exercise of currency warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in currency warrants or with the registered holder thereof. The currency warrant agent will have no duty or responsibility in case of any default by us in the performance of our obligations under the currency warrant agreement or a currency warrant certificate, including any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon us. Beneficial owners may, without the consent of the currency warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise, and to receive payment for, their currency warrants. Except as may otherwise be provided in the prospectus supplement, each issue of currency warrants and the applicable currency warrant agreement will be governed by the laws of the State of New York.

               DESCRIPTION OF INDEXED WARRANTS AND OTHER WARRANTS

    We may issue (either separately or together with other offered securities) shelf warrants (the "offered shelf warrants"). Subject to compliance with applicable law, the offered shelf warrants may be issued for the purchase or sale of debt securities of, or guaranteed by, the United States or units of a stock index or stock basket (collectively, "exercise items"). Shelf warrants will be settled either through physical delivery or through payment of a cash settlement value as set forth in the prospectus supplement. The shelf warrants will be issued under warrant agreements (each a "shelf warrant agreement") to be entered into between us and a bank or trust company, as warrant agent (the "shelf warrant agent"), identified in the prospectus supplement.

    Because this section is a summary, it does not describe every aspect of the shelf warrants and shelf warrant agreement. We urge you to read the shelf warrant agreement because it, and not this description, defines your rights as a holder of shelf warrants. We have filed the form of shelf warrant agreement as an exhibit to the registration statement that we filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the shelf warrant agreement.

GENERAL

    You should read the prospectus supplement for the terms of the offered shelf warrants, including the following:

    - The title and aggregate number of the shelf warrants.

    - The material risk factors relating to the shelf warrants.

    - The exercise items that the shelf warrants represent the right to buy or sell.

    - The procedures and conditions relating to the exercise of the shelf warrants.

    - The date on which the right to exercise the shelf warrants will commence and the date on which this right will expire.

    - The national securities exchange on which the shelf warrants will be listed, if any.

    - Any other material terms of the shelf warrants.

    The prospectus supplement will also set forth information concerning any other securities offered thereby and will contain a discussion of the United States federal income tax considerations relevant to the offering.

    If the shelf warrants relate to the purchase or sale of debt securities of, or guaranteed by, the United States, it is currently expected that the shelf warrants will be listed on a national securities exchange. The prospectus supplement relating to the shelf warrants will describe the amount and designation of the debt securities covered by each shelf warrant, whether the shelf warrants provide for cash settlement or delivery of the shelf warrants upon exercise and the national securities exchange, if any, on which the shelf warrants will be listed.

    If the shelf warrants relate to the purchase or sale of a unit of a stock index or a stock basket, the shelf warrants will provide for payment of an amount in cash determined by reference to increases or decreases in the stock index or stock basket. It is currently expected that these shelf warrants will be listed on a national securities exchange. The prospectus supplement relating to the shelf warrants will describe the terms of the shelf warrants, the stock index or stock basket covered by the shelf warrants and the market to which the stock index or stock basket relates and the national securities exchange, if any, on which the shelf warrants will be listed.

    Shelf warrant certificates:

    - may be exchanged for new shelf warrant certificates of different denominations,

    - if in registered form, may be presented for registration of transfer, and

    - may be exercised, at the corporate trust office of the shelf warrant agent or any other office indicated in the prospectus supplement.

    Shelf warrants may be issued in the form of a single global shelf warrant certificate registered in the name of the nominee of the depositary of the shelf warrants, or may initially be issued in the form of definitive certificates that may be exchanged, on a fixed date, or on a date or dates selected by us, for an interest in a global shelf warrant certificate, as set forth in the applicable prospectus supplement. Prior to the exercise of their shelf warrants, holders thereof will not have any rights under the warrants:

    - to purchase or sell any debt securities of, or guaranteed by, the United States or to receive any settlement value therefor, or

    - to receive any settlement value in respect to any unit of a stock index or stock basket.

EXERCISE OF SHELF WARRANTS

    Each offered shelf warrant will entitle the holder to purchase or sell such amount of debt securities of, or guaranteed by, the United States at the exercise price, or receive the settlement value in respect of a stock index or stock basket, as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the shelf warrants or as otherwise set forth in the prospectus supplement. Shelf warrants may be exercised at any time on the dates set forth in the prospectus supplement relating to the shelf warrants or as may be otherwise set forth in the prospectus supplement. Unless otherwise provided in the applicable prospectus supplement, after the close of business on the applicable expiration date (as that date may be extended by us), unexercised shelf warrants will be void.

    Unless otherwise provided in the prospectus supplement, offered shelf warrants may be exercised by delivery of a properly completed shelf warrant certificate to the shelf warrant agent and, if required and if the shelf warrant does not provide for cash settlement, payment of the amount required to purchase the exercise items purchasable upon exercise. Shelf warrants will be deemed to have been exercised upon receipt of the shelf warrant certificate and any payment, if applicable, at the corporate trust office of the shelf warrant agent or any other office indicated in the prospectus supplement and we will, as soon as practicable thereafter, buy or sell the debt securities of, or guaranteed by, the United States or pay the settlement value therefor. If fewer than all of the shelf warrants represented by the shelf warrant certificate are exercised, a new shelf warrant certificate will be issued for the remaining shelf warrants. The holder of an offered shelf warrant will be required to pay any tax or other governmental charge that may be imposed.

MODIFICATIONS

    A shelf warrant agreement and the terms of the shelf warrants issued thereunder may be amended by the shelf warrant agent and us, without the consent of the holders or the owners, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, for the purpose of appointing a successor depositary, for the purpose of issuing shelf warrants in definitive form, or in any other manner that we may deem necessary or desirable and that will not materially and adversely affect the interests of the owners.

    The shelf warrant agent and we also may modify or amend a shelf warrant agreement and the terms of the shelf warrants issued thereunder with the consent of the owners of not less than a majority in number of the then outstanding unexercised shelf warrants affected thereby, provided that no modification or amendment that decreases the exercise price in the case of put warrants, increases the exercise price in the case of call warrants, shortens the period of time during which the shelf warrants may be exercised or otherwise materially and adversely affects the exercise rights of the holders of the shelf warrants or reduces the number of outstanding shelf warrants the consent of whose owners is required for modification or amendment of the shelf warrant agreement or the terms of the shelf warrants, may be made without the consent of each owner affected thereby.

RISK FACTORS RELATING TO THE SHELF WARRANTS

    The shelf warrants may entail significant risks, including, without limitation, the possibility of significant fluctuations in the market for the applicable exercise item, potential illiquidity in the secondary market and the risk that they will expire worthless. These risks will vary depending on the particular terms of the shelf warrants and will be more fully described in the prospectus supplement.

                    DESCRIPTION OF OUTSTANDING CAPITAL STOCK

    Our authorized capital stock consists of (i) 600,000,000 shares of common stock, $1.00 par value per share, and (ii) 9,000,000 shares of preferred stock, $1.00 par value per share.

    On January 31, 2001, we had outstanding

    - 234,715,616 shares of common stock,

    - employee stock options to purchase an aggregate of 20,891,355 shares of common stock (of which options to purchase an aggregate of 11,809,252 shares of common stock were currently exercisable) and

    - rights to purchase series A participating preferred stock, $1.00 par value (the "series A preferred stock").

No preferred stock had been issued as of that date, although rights to purchase the series A preferred stock had been distributed to holders of our common stock under the rights agreement, as further described below. A maximum of 1,000,000 shares of series A preferred stock is currently authorized for issuance upon exercise of these rights. See "Rights Plan" below.

    Because this section is a summary, it does not describe every aspect of our capital stock. We urge you to read our certificate of incorporation, by-laws and the rights agreement (the "rights agreement") between us and The Bank of New York, rights agent, because they, and not this description, define your rights as a holder of our capital stock. We have filed our certificate of incorporation, by-laws and the rights agreement with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain copies of these documents.

COMMON STOCK

    Subject to the rights of the holders of any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor. See also "Description of Preferred Stock--Dividends". Certain of our credit agreements contain provisions requiring the maintenance of a minimum consolidated tangible net worth. Under these provisions, our total consolidated retained earnings balance of $4,122.3 million at January 31, 2001 was free of restrictions as to the payment of dividends or acquisition of common stock.

    Each holder of common stock is entitled to one vote for each share held on all matters voted upon by our stockholders, including the election of directors. The common stock does not have cumulative voting rights. Election of directors is decided by the holders of a plurality of the shares entitled to vote and present in person or by proxy at a meeting for the election of directors. See "Description of Preferred Stock--Voting Rights" for a discussion of the voting rights of any preferred stock that might be issued in the future.

    In the event of our voluntary or involuntary liquidation, dissolution or winding up, after the payment or provision for payment of our debts and other liabilities and the preferential amounts to which holders of our preferred stock are entitled (if any shares of preferred stock are then outstanding), the holders of our common stock are entitled to share ratably in our remaining assets.

    The outstanding shares of our common stock are, and any shares of common stock offered under this prospectus and a prospectus supplement upon issuance and payment therefor will be, fully paid and non-assessable. Our common stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable to it.

    Our common stock is listed on the New York Stock Exchange (symbol "DE"), the Chicago Stock Exchange and the Frankfurt (Germany) Stock Exchange. The transfer agent and registrar is The Bank of New York.

    CLASSIFICATION OF BOARD OF DIRECTORS. Our Board of Directors is divided into three approximately equal classes, having staggered terms of office of three years each. The effect of a classified Board of Directors may be to make it more difficult to acquire control of us.

    DELAWARE GENERAL CORPORATION LAW SECTION 203. We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware ("Delaware Section 203"), the "business combination" statute. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

    - prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

    - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares described in Delaware
      Section 203), or

    - on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder".

"Business combination" is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to a stockholder. An "interested stockholder" is defined generally as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of a corporation's voting stock. Our certificate of incorporation does not exclude us from the restrictions imposed under Delaware Section 203 and Delaware Section 203 could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

RIGHTS PLAN

    Our rights agreement provides that attached to each share of our common stock is one right (a "right") that, when exercisable, entitles the holder of the right to purchase one three hundredth of a share of series A preferred stock at a purchase price (the "rights purchase price") of $225, subject to adjustment. The number of rights attached to each share of common stock is subject to adjustment. In certain events (including when a person or group becomes the owner of 15% or more of our common stock or a merger or other transaction with an entity controlled by such an acquiring person or group), exercise of the rights would entitle the holders thereof (other than the acquiring person or group) to receive shares of our common stock or of the common stock of a surviving corporation, or cash, property or other securities, with a market value equal to twice the rights purchase price. Accordingly, exercise of the rights may cause substantial dilution to a person who attempts to acquire us. After the time that the rights become exercisable, our Board of Directors, under certain circumstances, may redeem the rights for a share of common stock or the preferred stock equivalent.

    The rights automatically attach to each outstanding share of common stock, including any shares offered under this prospectus and a prospectus supplement. There is no monetary value presently assigned to the rights, and they will not trade separately from our common stock unless and until they become exercisable. The rights, which expire on December 31, 2007, may be redeemed at a price of $.01 per right at any time until the tenth day following an announcement that an individual, corporation or other entity has acquired 15% or more of our outstanding common stock, except as otherwise provided in the rights agreement.

    The rights agreement may have certain antitakeover effects, although it is not intended to preclude any acquisition or business combination that is at a price that is fair and adequate and in the best interests of us and our stockholders as determined by our Board of Directors. However, a stockholder could potentially disagree with the Board's determination of what constitutes a fair and adequate offer.

                              PLAN OF DISTRIBUTION

    We may sell the offered securities:

    - through agents;

    - to or through underwriters; or

    - directly to other purchasers.

    Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

    We (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

    In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act.

    We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Act.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

    If so indicated in the prospectus supplement relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

                                 LEGAL OPINIONS

    The validity of the securities will be passed upon for us by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, for John Deere B.V. by Caron & Stevens/ Baker & McKenzie and for any underwriters, dealers or agents by Brown & Wood LLP, One World Trade Center, New York, New York 10048.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

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                              PRINCIPAL OFFICE OF

                                DEERE & COMPANY

                              One John Deere Place
                          Moline, Illinois 61265-8098

                SENIOR TRUSTEE, REGISTRAR AND U.S. PAYING AGENT

                              JPMORGAN CHASE BANK

                              450 West 33rd Street
                            New York, New York 10001

                            LUXEMBOURG PAYING AGENT

                                J.P. MORGAN BANK
                                LUXEMBOURG S.A.

                                 5, Rue Plaetis
                               L-2338 Luxembourg
                           Grand Duche de Luxembourg

              LEGAL ADVISORS TO                              LEGAL ADVISORS TO
               DEERE & COMPANY                               THE UNDERWRITERS

             SHEARMAN & STERLING                      SIDLEY AUSTIN BROWN & WOOD LLP

            599 Lexington Avenue                             875 Third Avenue
          New York, New York 10022                       New York, New York 10022

                          AUDITORS OF DEERE & COMPANY

                             DELOITTE & TOUCHE LLP

                              Two Prudential Plaza
                            180 North Stetson Avenue
                          Chicago, Illinois 60601-6710

                                 LISTING AGENT

                       BANQUE GENERALE DU LUXEMBOURG S.A.

                             50, Avenue JF Kennedy
                               L-2951 Luxembourg
                           Grande Duche de Luxembourg

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